Exhibit 99.1

Disclosures Regarding Forest Laboratories, Inc.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward looking statements may be identified by the use of words like “expect,” anticipate,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s good faith evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. We caution you therefore against relying on any of these forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, market and regulatory conditions and the following:

•	generic competition upon patent expiration;

•	the failure to protect our intellectual property rights;

•	the failure to defend against antitrust claims;

•	the failure to defend against claims by third parties of intellectual property rights infringements;

•	our dependence on information technology;

•	our ability to successfully in-license or acquire new product opportunities;

•	our ability to retain and recruit key executives and qualified personnel;

•	our ability to safeguard trade secrets;

•	our ability to realize anticipated cost savings;

•	our ability to raise additional funds in the future on acceptable terms or at all;

•	the success of our international business strategy;

•	the ability and willingness of our partners to perform their obligations and our ability to resolve disputes with our partners;

•	our ability to timely, cost effectively and successfully develop or commercialize new products;

•	our ability to absorb the costs of clinical trials for our product candidates and to manage the uncertainty associated with their outcomes;

•	the ability and willingness of third parties to perform their obligations in respect of conducting our clinical trials;

•	the effect of post-approval clinical trials and developments on the sales of our products;

•	the association of our products with unintended side effects or adverse reactions;

•	the risks resulting from sourcing the manufacturing of many of our principal products and active pharmaceutical ingredients from a single facility;

•	our highly concentrated customer base;

•	our failure to comply with regulations governing the pharmaceutical industry and our business;

•	the price pressure on pharmaceutical products resulting from recent legislation and the negotiating power of companies associated with Medicare drug plans;

•	the effect of healthcare reform in the U.S.;

•	the risk of product liability claims;

•	the risk of reputational damage due to manufacturing or quality control problems;

•	our ability to comply with manufacturing regulations;

•	the effect of litigation and taking appropriate litigation contingencies;

•	the lack of insurance against risks of use by suppliers of hazardous and biological materials;

•	the risk of products failing to achieve expected levels of market acceptance;

•	the substantial competition from other pharmaceutical manufacturers and generic product distributors;

•	the impact of multi-national tax considerations on the effective rate of taxation upon our results of operations;

•	the effect of foreign currency exchange rates on our revenues;

•	the effect of inaccurate valuations of our acquired businesses and other agreements;

•	the effect of periodic litigation and regulatory proceedings;

•	the impairment of goodwill and other intangibles and its effect on our profitability;

•	our failure to comply with the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws;

•	our failure to comply with federal and state healthcare laws, including fraud and abuse and health information privacy and security laws;

•	the effect upon our business and reputation of the illegal distribution of our products; and

•	other risks described in the “Risk Factors” section of this Exhibit and in the Company’s prior disclosure.

RECENT DEVELOPMENTS

Cost Savings Initiative

On December 2, 2013, we announced Project Rejuvenate, a series of significant strategic actions to streamline operations and reduce our operating cost base. Project Rejuvenate is focused on three areas: flattening and broadening the organization to reduce layers and increase span of control, enhancing productivity and profitability by reprioritizing and rescaling to realign the cost base and streamlining work to reduce low value activities. We anticipate realizing $500.0 million of cost savings through Project Rejuvenate, of which we expect to achieve 65%-75% by the end of the fiscal year ended March 31, 2015 (“fiscal 2015”) and the remainder by the end of the fiscal year ended March 31, 2016 (“fiscal 2016”).

Approximately $270.0 million of the savings will result from streamlining and realigning the research and development organization, approximately $150.0 million of the savings will be realized through a reduction of marketing expenses and the remaining $80.0 million in expected cost savings will come from a reduction in general, administrative and other expenses. We currently estimate that approximately $110.0 million of the $500.0 million in cost savings will be related to headcount savings. The sales force and teams responsible for submission of important late-stage R&D programs are excluded from Project Rejuvenate.

Amendment to Credit Agreement

On December 2, 2013 we entered into an amendment to our Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent, and the other lenders from time to time party thereto, to amend the definition of Consolidated EBITDA to adjust for certain cost savings for the purposes of calculating our leverage ratio and interest coverage ratio. The restrictive agreements covenant was also amended to allow us to incur additional indebtedness with lien restrictions that are customary for similarly rated U.S. companies and that are not materially more restrictive, taken as a whole, than the restrictions in the Credit Agreement.

Stock Repurchase Transactions

On May 18, 2010, the Board authorized the repurchase of up to 50 million shares of common stock. The authorization became effective immediately and had no set expiration date. As of September 30, 2013, we have repurchased a total of 35.6 million shares, 11.2 million during the fiscal year ended March 31, 2011 (“fiscal 2011”), 21.5 million during the fiscal year ended March 31, 2012 (“fiscal 2012”) and 2.9 million during the fiscal year ended March 31, 2013 (“fiscal 2013”).

On November 26, 2013, the Board terminated the outstanding share repurchase authorization and authorized the repurchase of up to $1,000 million worth of shares of common stock based on the prevailing prices from time to time. The new authorization became effective immediately and has no set expiration date. The Board authorized the repurchases through one or more accelerated share repurchases, open market transactions, derivative transactions, privately negotiated transactions and otherwise. We expect to enter into a $400.0 million accelerated share repurchase program (“ASR”) with Morgan Stanley & Co. LLC subsequent to the close of this offering. We expect to use proceeds from this offering to acquire shares of our common stock from Morgan Stanley & Co. LLC pursuant to the ASR.

Saphris Asset Acquisition

On November 29, 2013, Forest Laboratories Holdings Limited (“FLHL”), an Irish corporation and a wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “APA”) with Merck Sharp & Dohme B.V. (the “Seller”), a Netherlands limited liability company and a wholly owned subsidiary of Merck & Co., Inc. pursuant to which FLHL will acquire exclusive rights in the United States for Saphris® (asenapine sublingual tablets) (“Saphris”), a treatment for adult patients with schizophrenia or acute bipolar mania. Upon the closing of the APA, FLHL will acquire the U.S. regulatory approvals relating to Saphris and certain agreements related to the conduct of ongoing post-marketing clinical trials for Saphris, enter into a license agreement (the “License Agreement”) for the Seller to license or sublicense certain patents, trademarks, trade dress, domain names, copyrights and know-how related to Saphris and Forest Laboratories Ireland Limited (“Forest Ireland”), a wholly-owned subsidiary of the Company and an affiliate of FLHL, will enter into a supply agreement (the “Supply Agreement”) with the Seller that obligates Forest Ireland to purchase its commercial requirements for Saphris from the Seller at an agreed purchase price.

Upon the consummation of the APA, FLHL will make a closing date payment (the “Closing Date Payment”) to Seller consisting of $155.0 million, and up to an additional $85.0 million to reimburse Seller and its affiliates for costs and expenses incurred in connection with conducting post-marketing clinical trials for Saphris during 2013. FLHL will also pay the Seller for certain sales milestone payments upon achieving certain net sales thresholds.

The APA contains representations, warranties and covenants customary for transactions of this type including, among others, that FLHL will take all steps necessary or advisable to obtain all governmental approvals required to consummate the APA, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Seller and FLHL’s obligations under the APA are subject to certain exceptions, including the accuracy of the representations and warranties of the other party, performance in all material respects of the other party of its obligations and that there has been no “Material Adverse Effect” (as defined in the APA).

SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following table sets forth our summary consolidated financial data for each of the periods presented. The data as of and for the years ended March 31, 2011, 2012 and 2013 has been derived from our audited consolidated financial statements previously filed with the SEC. The data as of September 30, 2013 and for the six-month periods ended September 30, 2012 and 2013 have been derived from our unaudited condensed consolidated financial statements previously filed with the SEC. The data as of September 30, 2012 has been derived from our unaudited condensed consolidated financial statements. The data for the twelve-month period ended September 30, 2013 has been derived by subtracting the financial data from our unaudited consolidated financial data for the six months ended September 30, 2012 from financial data from our audited consolidated financial statements for the year ended March 31, 2013 and adding the financial data from our unaudited consolidated financial data for the six months ended September 30, 2013.

The unaudited consolidated financial data, in the opinion of management, reflect all adjustments, including normal recurring items, that are necessary to present fairly the results for the interim periods. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year or for any future periods.

	Fiscal Year Ended March 31,			Six Months Ended September 30,		Twelve Months Ended September 30,
	2011	2012	2013	2012	2013	2013
(Amounts in thousands, other than ratios)	(Audited)			(Unaudited)		(Unaudited)
Consolidated Statement of Operations Data:
Net sales	$4,213,126	$4,392,548	$2,904,936	$1,443,783	$1,608,282	$3,069,435
Contract revenue	165,356	155,214	189,066	120,112	67,943	136,897
Interest and other income	41,218	38,282	32,123	17,869	11,965	26,219

	$4,419,700	$4,586,044	$3,126,125	$1,581,764	$1,688,190	$3,232,551

Costs and Expenses:
Cost of sales	$963,981	$998,087	$649,083	$317,946	$329,085	$660,222
Selling, general and administrative	1,402,111	1,553,337	1,558,306	757,198	852,427	1,653,535
Research and development	715,872	796,932	963,594	398,005	376,782	942,371

	$3,081,964	$3,348,356	$3,170,983	$1,473,149	$1,558,294	$3,256,128

Income (loss) before income tax expense	$1,337,736	$1,237,688	$(44,858)	$108,615	$129,896	$(23,577)
Income tax expense (benefit)	290,966	258,630	(12,755)	32,553	36,631	(8,677)

Net income (loss)	$1,046,770	$979,058	$(32,103)	$76,062	$93,265	$(14,900)

Consolidated Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$1,147,961	$1,442,227	$135,114	$116,692	$127,938	$146,360
Investing activities	(369,221)	(1,141,658)	(804,786)	(405,546)	(198,913)	(598,153)
Financing activities	(506,340)	(849,508)	22,766	8,122	52,779	67,423
Capital expenditures, net	$(38,463)	$(80,545)	$(64,384)	$(37,808)	$(36,547)	$(63,123)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$2,137,838	$1,579,515	$935,675	$1,297,457	$920,454	$920,454
Marketable securities (current and non-current)	2,243,220	1,570,922	2,088,622	1,787,179	2,180,751	2,180,751
Total assets	6,922,454	7,491,755	7,629,582	7,537,462	7,736,966	7,736,966
Total liabilities	1,423,574	1,814,938	1,884,327	1,750,393	1,820,583	1,820,583
Stockholders’ equity	$5,498,880	$5,676,817	$5,745,255	$5,787,069	$5,916,383	$5,916,383
Other Financial Data (Unaudited):
EBITDA(1)	$1,381,180	$1,339,181	$73,261	$160,827	$212,493	$124,927
Adjusted EBITDA(1)	$1,593,832	$1,398,498	$137,986	$189,242	$273,203	$221,947
Pro Forma Adjusted EBITDA(1)						$721,947
Cash Interest Expense(2)
Total Debt(2)(3)(4)						$1,000,000
Pro Forma Adjusted EBITDA / Cash Interest Expense
Total Debt / Pro Forma Adjusted EBITDA						1.4x

(1)	The following table shows the reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA:

	Fiscal Year Ended March 31,			Six Months Ended September 30,		Twelve Months Ended September 30,
(Amounts in thousands)	2011	2012	2013	2012	2013	2013
Net income (loss)	$1,046,770	$979,058	$(32,103)	$76,062	$93,265	$(14,900)
Provision for income taxes (benefit)	290,966	258,630	(12,755)	32,553	36,631	(8,677)
Interest expense (income)	(29,568)	(20,364)	(29,150)	(18,637)	(10,531)	(21,044)
Depreciation and amortization	73,012	121,857	147,269	70,849	93,128	169,548

EBITDA	$1,381,180	$1,339,181	$73,261	$160,827	$212,493	$124,927

Stock-based compensation	$64,242	$59,317	$64,725	$28,415	$34,528	$70,838
Other one-time or non-cash adjustments(A)(B)	148,410	—	—	—	26,182	26,182

Adjusted EBITDA	$1,593,832	$1,398,498	$137,986	$189,242	$273,203	$221,947

Cost savings initiatives(C)
Rationalize R&D platform(D)						$270,000
Re-prioritizing Marketing spending(E)						150,000
Other(F)						80,000

Pro Forma Adjusted EBITDA						$721,947

(A)	In September 2010, we finalized a settlement with the U.S. Attorney’s Office and the Department of Justice to resolve investigations related to Celexa, Lexapro and Levothroid. We provided a reserve of $148.4 million in June 2010. The final payment was made in March 2011.
(B)	On June 1, 2012, we announced an agreement with Nabriva (as defined herein) for the development of Nabriva’s novel antibacterial agent, BC-3781. Pursuant to this agreement, we provided funding to Nabriva during July 2012, which was recorded as a long-term receivable. During the first quarter of the fiscal year ended March 31, 2014 (“fiscal 2014”) after a review of this development program, we discontinued our collaborative development with Nabriva and wrote down the value of the note receivable related to the program.
(C)	Cost savings estimated to be realized (as if those cost savings had been realized on October 1, 2012) as part of Project Rejuvenate, which has been approved by the Board and was publicly announced on December 2, 2013. For the twelve months ended September 30, 2013, we generated Pro Forma Adjusted EBITDA of $721.9 million, which reflects annualized cost savings of $500.0 million from Project Rejuvenate as if those cost savings had been realized on October 1, 2012. We expect to have implemented all of the cost savings initiatives contemplated by Project Rejuvenate by the end of fiscal 2015 and to have realized 65% to 75% of the $500.0 million in annualized cost savings by that time, with the remainder expected to be realized during fiscal 2016. We currently estimate that approximately $110.0 million of the $500.0 million in cost savings will be related to headcount savings. We believe that the expenses to achieve the cost savings in Project Rejuvenate could be in the range of $150.0 million to $200.0 million, of which approximately 65% will be in cash. We expect to take a significant amount of these expenses as a restructuring charge in the fourth quarter of fiscal 2014.

We will be permitted to include these cost savings to the extent projected to be realized in the first six fiscal quarters following announcement of Project Rejuvenate as if such savings had occurred on the first day of the reference period, when calculating Consolidated EBITDA (as defined in the Credit Agreement) for purposes of certain ratios in the Credit Agreement. Inclusion of these cost savings should not be viewed as a representation that we in fact will achieve these cost savings but is rather presented to help investors evaluate the covenants in the Credit Agreement, as well as in assessing our ability to service our indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. These cost savings are based on estimates and assumptions made by us that are inherently uncertain, although considered reasonable by us, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that such cost savings will be achieved.

(D)	Represents the re-prioritization of the research and development costs reflected in the current development pipeline, including: (i) the natural evolution of clinical trials and milestone payments (net of anticipated new in-licensing or milestone payments) that will not be reallocated to other spending; (ii) the discontinuance of certain product programs or partnerships that have not, or are not expected to, meet our return thresholds; and (iii) general efficiency in research and development.
(E)	Represents a net reduction in direct marketing spending to align with the current product portfolio life-cycle. Although new product launches will require marketing spending, we believe we can reduce such spending with respect to our existing products and our more established products, while maintaining the sales trajectory of our existing products and sustaining our more established products.
(F)	Represents other cost savings initiatives to scale the business to the sales performance of the portfolio, including informatics, human resources, finance, legal, manufacturing and other support functions.
(2)	Cash Interest Expense and Total Debt have been adjusted to give effect to the offering of the notes.
(3)	Total debt means long-term debt plus the current portion thereof.
(4)	Total debt does not include $5.7 million in letters of credit drawn against the Credit Agreement.

RISK FACTORS

Risks Related to Our Business and Industry

Our major products face generic competition upon patent expiration.

We depend upon patents to provide exclusive marketing rights for products. As product patents expire, we face strong competition from lower priced generic products, which frequently leads to a rapid loss of sales for that product. In the case of products that contribute significantly to sales, the loss of patent protection can have a material adverse effect on our business, results of operations, financial position and cash flow. Although in the past we have successfully received new patent protection or extended exclusivity by enhancing existing products, we cannot guarantee that we will be able to do so in the future or that we will otherwise be able to offset the loss of sales when our product patents expire.

Listed below are our significant patent-protected products which, in total, contributed 74% of consolidated net sales for the year ended March 31, 2013 and 71% of consolidated net sales for the six months ended September 30, 2013.

	Fiscal Year Ended March 31, 2013		Six Months Ended September 30, 2013		Date of Last
Product	Net Sales	% of Total Net Sales	Net Sales	% of Total Net Sales	U.S. Patent(1) Exclusivity
(Amounts in thousands, except percentages)
Namenda IR	1,520,640	52%	793,863	49%	2015
Bystolic	455,092	16%	255,999	16%	2021
Viibryd	162,511	6%	93,562	6%	2022

(1)	Patents referenced are orange-book listed.

Our business depends on intellectual property protection, and the loss of or inability to enforce such intellectual property could materially adversely affect our business.

Our ability to generate the revenue necessary to support our investment in acquiring and developing new product opportunities, as well as the commitment of resources to successfully market our products greatly depends on effective intellectual property protection to ensure we can take advantage of lawful market exclusivity. Manufacturers of generic products have strong incentives to challenge the patents which cover our principal products. While we believe that our patent portfolio, together with market exclusivity periods granted by the Drug Price Competition and Patent Term Restoration Act of 1984 (“Hatch-Waxman”), offers adequate exclusivity protection for our current products, there can be no assurance that some of our patents, including our partners’ patents upon which we rely, will not be determined to be invalid or unenforceable, resulting in unanticipated early generic competition for the affected product. For example, we, along with our licensor, Royalty Pharma Collection Trust, recently brought actions against certain manufacturers of generic drugs for infringement of several patents covering Savella® (milnacipran HCl) (“Savella”), our SNRI for the management of fibromyalgia. Loss of patent protection for a product typically is followed promptly by generic substitutes, reducing our sales of that product. If any third party is able to demonstrate that it is not infringing our patents or that our patents are invalid, including our partners’ patents upon which we rely, then we may not be able to stop them (or other third parties) from competing with us or launching competitive products. Even with patent protection, we may face reduced product sales since generic manufacturers may choose in some cases to launch a generic product “at risk” before the expiration of the applicable patent(s) or before the final resolution of related patent litigation. Availability of generic substitutes for our drugs may adversely affect our results of operations and cash flows. In addition, proposals emerge from time to time in the United States and other countries in which we sell our products for legislation to further encourage the early and rapid approval of generic drugs.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our partners, customers, employees and consultants. It is possible that these agreements could be breached or that they will not be enforceable, and that we will not have adequate remedies for any such breach. It is also possible that our trade secrets will become known or independently developed by our competitors.

We own or exclusively license various trademarks and trade names which we believe are of significant benefit to our business. We cannot provide any assurances that these trademarks and trade names will be sufficient to prevent competitors from adopting similar names. The adoption of similar names by competitors could impede our ability to build brand identity and lead to customer confusion, which could adversely affect our sales or profitability.

Legal proceedings may be necessary to enforce any intellectual property we own or to which we have rights, which could result in substantial cost to us, be time consuming and divert resources and attention of management and key personnel, whether or not we are successful. Any adverse outcome could result in the narrowing of our intellectual property rights. If we are unable to adequately protect our technology, trademarks, trade secrets or proprietary know-how, or enforce our patents, or if our partners do not adequately enforce the patents of theirs upon which we rely, our results of operations, financial condition and cash flows could suffer.

Our business presents risk of antitrust litigation.

In the United States, it has become increasingly common for patent infringement actions to prompt claims that antitrust laws have been violated during the prosecution of the patent or during litigation involving the defense of that patent. Such claims by direct and indirect purchasers and other payers are typically filed as class actions. The relief sought may include treble damages and restitution claims. Similarly, antitrust claims may be brought by government entities or private parties following settlement of patent litigation, alleging that such settlements are anti-competitive and in violation of antitrust laws. For example, our recent settlements with certain manufacturers of generic drugs for infringement of the U.S. pharmaceutical composition-of-matter patent covering Bystolic® (nebivolol HCl) (“Bystolic”) are subject to review by the Federal Trade Commission (“FTC”). In the United States and Europe, regulatory authorities have continued to challenge as anti-competitive so-called “reverse payment” settlements between branded and generic drug manufacturers. We may also be subject to other antitrust litigation involving competition claims unrelated to patent infringement and prosecution. A successful antitrust claim by a private party or government entity against us could materially and adversely affect our financial results.

Third parties may claim that we infringe their intellectual property rights, which could subject us to significant costs and disrupt our products and business.

We cannot be certain that the conduct of our business, including the development, manufacture and sale of products, does not and will not infringe intellectual property or other proprietary rights of others. From time to time, we may become subject to claims, allegations and legal proceedings, including by means of counterclaims, that we infringe or misappropriate intellectual property or other proprietary rights of others. In addition, as we continue to in-license and develop new products, we may face third-party infringement claims or face a need to challenge the intellectual property rights of others, which may limit our ability to commercialize such products.

Legal proceedings involving intellectual property rights are highly uncertain and can involve complex legal and scientific questions. The defense of patent and intellectual property claims is both costly and time consuming, even if the outcome is favorable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during any such litigation. Addressing intellectual property claims, regardless of merit, could be time consuming, disruptive, and expensive to litigate or settle, and could divert resources and attention of management and key personnel. Our failure to prevail in such matters could result in judgments awarding substantial damages, including possible treble damages and attorneys’ fees, and injunctive or other equitable relief against us. Furthermore, judgments that result in equitable or injunctive relief could cause us to delay or cease selling certain products or other otherwise harm our operations. An adverse judgment also could result in loss of reputation or may force us to take costly remediation actions, such as redesigning our products and services. We also may have to seek third party licenses to intellectual property, which may be unavailable, or require payment of significant royalties, or available only at commercially unreasonable, unfavorable or otherwise unacceptable terms.

Our business model currently depends on the successful in-licensing or acquisition of new product opportunities.

In order to remain competitive, we must continue to develop and launch new pharmaceutical products. Our pipeline of new products is currently dependent on the licensing and acquisition of new product opportunities. To successfully accomplish these transactions, we commit substantial effort and expense to seeking out, evaluating and negotiating collaboration arrangements and acquisitions. The competition for attractive product opportunities may require us to devote substantial resources to an opportunity with no assurance that such efforts will result in a commercially successful product.

There is intense competition for alliance and acquisition candidates in the pharmaceutical industry, and, as such, we may be unable to make these deals on acceptable terms or at all. In acquiring or forming alliances with companies, we may assume significant debt, become subject to unknown or contingent liabilities or fail to realize the benefits expected from these transactions. The assumption of debt or unknown or contingent liabilities or the failure to realize the expected benefits may materially and adversely affect our financial results. The process of integrating companies we may acquire may result in disruption to the ongoing business as the effort of integrating organizations in different locations and with, among other things, differing systems and corporate cultures may divert attention and resources, result in the loss of key employees, or have other adverse consequences, any of which may materially and adversely affect our financial results.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of former employers.

As is commonplace in the pharmaceutical industry, we employ now, and may hire in the future, individuals who were previously employed at other pharmaceutical companies, including competitors or potential competitors. Although there are no claims currently pending against us, we may be subject to claims that we or certain employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and would be a significant distraction to management.

We may be unable to realize anticipated cost savings or may incur additional and/or unexpected costs in order to realize them.

We anticipate cost savings of approximately $500.0 million over the next two fiscal years as part of our recently announced Project Rejuvenate to be achieved primarily from (i) rationalizing our R&D platform; (ii) re-prioritizing our marketing spending; (iii) reducing headcount; and (iv) other cost savings. Cost savings expectations are inherently estimates that are difficult to predict and are necessarily speculative in nature, and we cannot provide assurance that we will achieve expected or any actual cost savings. A variety of factors could cause us not to realize some or all of the expected cost savings, including, among others, delays in the anticipated timing of activities related to our cost savings programs, lack of sustainability in cost savings over time, unexpected costs associated with operating our business, our ability to reduce headcount and our ability to achieve the efficiencies contemplated by the cost savings initiative. We may be unable to realize all of these cost savings within the expected timeframe, or at all, and we may incur additional or unexpected costs in order to realize them. In such event, we may have difficulty complying with the terms of our Credit Agreement.

These cost savings are based upon a number of assumptions and estimates that are in turn based on our analysis of the various factors which currently, and could in the future, impact our business. These assumptions and estimates are inherently uncertain and subject to significant business, operational, economic and competitive uncertainties and contingencies. Certain of the assumptions relate to business decisions that are subject to change, including, among others, our anticipated business strategies, our marketing strategies, our product development and licensing strategies and our ability to anticipate and react to business trends. Other assumptions relate to risks and uncertainties beyond our control, including, among others, the economic environment in which we operate, healthcare regulation and other developments in our industry as well as capital markets conditions from time to time. The actual results of implementing the various cost savings initiatives may differ materially from the estimates set out in this Exhibit if any of these assumptions prove incorrect. Moreover, our continued efforts to implement these cost savings may divert management attention from the rest of our business and may preclude us from seeking attractive in-licensing or new product opportunities, any of which may materially and adversely affect our business.

We may need to raise additional funds in the future which may not be available on acceptable terms or at all.

We expect cash generated by our operations, together with existing cash, cash equivalents, marketable securities, availability under our Credit Agreement and the proceeds from this offering to be sufficient to cover cash needs for our operations. However, we may consider issuing additional debt or equity securities in the future to fund common stock repurchases, strategic alliances and acquisitions, milestone payments, working capital and capital expenditures. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses and potentially lowering our credit ratings. We may not be able to market such issuances on favorable terms, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

The Credit Agreement will permit us to adjust the calculation of Consolidated EBITDA (as defined in the Credit Agreement) for certain cost savings. Our Credit Agreement allows us to include these projected cost savings in calculating Consolidated EBITDA for the first six consecutive quarters from the announcement of Project Rejuvenate for purposes of our leverage ratio and interest coverage ratio as if such savings had occurred on the first day of the period for which Consolidated EBITDA is being calculated. If our cost savings are lower than anticipated, or we reduce our projected cost savings, our Consolidated EBITDA as calculated under the Credit Agreement may not be sufficient for us to be able to borrow the maximum amount under the facility, resulting in limited borrowing capability until we achieve sufficient cost savings and we may have difficulty refinancing the credit facility on terms that would allow us to increase our borrowing capability prior to termination. Additionally, any failure to comply with our maintenance covenants may result in our lenders choosing to terminate the facility and we may have difficulty entering into a new credit facility with the same borrowing capability or on favorable terms to us.

Our business could be negatively affected by the performance of our partners, or any disputes or early termination of our agreements with such partners.

Our principal products, as well as certain of our principal product development opportunities, involve strategic alliances with other companies. Our collaborative partners typically possess significant patents or other technology which are licensed to us. These partners also remain significantly involved in product research and development activities and in the exclusive manufacture and supply of active pharmaceutical ingredients upon which our products are based. While some of our partners are large well-established companies, others may be smaller companies in the “start-up” stage. A failure or inability of our partners to perform their obligations, financial or otherwise, could materially negatively affect our operations or business plans. We cannot guarantee that any of these relationships will continue. Failure to make or maintain these arrangements or a delay in or failure of a collaborative partner’s performance or such partner’s attempt to terminate its partnership agreement with us before the end of its term (for example, by claiming that we have breached such agreement) may materially adversely affect our business, financial condition, cash flows and results of operations. Further, the reputation of our partners may affect our own reputation. If one of our partners was to have an increase in negative publicity resulting in a lowered reputation, our reputation could similarly be affected.

Our collaborative partners could merge with or be acquired by another company or experience financial or other setbacks unrelated to our collaboration that could, nevertheless, materially adversely affect our business, financial condition, cash flows and results of operations.

In addition, while our relationships with our strategic partners have been good, differences of opinion on significant matters arise from time to time. Any such differences of opinion, as well as disputes or conflicting corporate priorities, could be a source of delay or uncertainty as to the expected benefits of the alliance or result in expensive arbitration or litigation, which may not be resolved in our favor. Because we license significant intellectual property with respect to certain of our principal products (for example, Namenda® (memantine HCl) (“Namenda IR”), Namenda XR™ (memantine HCI extended release) (“Namenda XR”) and Viibryd® (vilazodone HCl) (“Viibryd”), any loss or suspension of our rights to such intellectual property could materially adversely affect our business, financial condition, cash flows and results of operations.

Clinical trials for our product candidates are expensive and their outcome is uncertain.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we or our partners must demonstrate, through clinical trials and other testing, that our product candidates are safe and effective for use in humans. We have incurred, and we will continue to incur, substantial expense for clinical trials and other testing.

Product development efforts performed by us may not be successfully completed. Completion of clinical trials may take several years or more. The length of time can vary substantially with the type, complexity, novelty and intended use of the product candidate. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	the potential delay by a collaborative partner in beginning the clinical trial;

•	the inability to recruit and retain clinical trial participants at the expected rate;

•	the failure of clinical trials to demonstrate a product candidate’s safety or efficacy;

•	unforeseen safety issues;

•	the inability to manufacture sufficient quantities of materials used for clinical trials; and

•	unforeseen governmental or regulatory delays.

The results from preclinical testing and early clinical trials often have not predicted results of later clinical trials. A number of new drugs have shown promising results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Clinical trials conducted by us, by our collaborative partners or by third parties on our behalf, may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for our product candidates.

If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. As a result of these failures, we may then be unable to find additional collaborative partners or to obtain additional financing. Our business, financial condition, cash flows and results of operations may be materially adversely affected by any delays in, or termination of, our clinical trials.

We often depend on third parties in the conduct of our clinical trials, and any failure of those parties to fulfill their obligations could adversely affect our development and commercialization plans.

We depend on independent clinical investigators, contract research organizations and other third party service providers and our collaborators in the conduct of clinical trials for our product candidates. We rely heavily on these parties for successful execution of our clinical trials but do not control many aspects of their activities. For example, the investigators are not our employees. However, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

Post-approval clinical trials and developments could adversely affect the sales of our products.

As a condition to granting marketing approval of a product, the FDA may require a company to conduct additional clinical trials. The results generated in these trials could result in loss of marketing approval, changes in product labeling or new or increased concerns about side effects or efficacy of a product.

The FDA Amendments Act of 2007 (“FDAAA”) gives the FDA enhanced post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information and compliance with FDA-approved risk evaluation and mitigation strategies. The FDA’s exercise of its authority under the FDAAA could result in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved products.

The FDAAA implemented safety-related changes to product labeling and provided the FDA with expanded authority to require the adoption of a Risk Evaluation and Mitigation Strategy (“REMS”) which could delay approval of these products and increase the cost, burden and liability associated with the commercialization of these product candidates, either as a condition of product candidate approval or on the basis of new safety information. The REMS may include medication guides for patients, special communication plans to health care professionals or elements to assure safe uses such as restricted distribution methods, patient registries and/or other risk minimization tools. We cannot predict the specific REMS to be required as part of the FDA’s approval of our product candidates. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates, if approved. Depending on the extent of the REMS requirements, these requirements may significantly increase our costs to commercialize these product candidates. Furthermore, risks of our product candidates that are not adequately addressed through proposed REMS for such product candidates may also prevent or delay their approval for commercialization. These situations, should they occur, could have a material adverse effect on our results of operations, financial condition and cash flows.

Post-marketing studies, whether conducted by us or by others, or mandated by regulatory agencies or voluntary, and other emerging data about marketed products, such as adverse event reports, may also adversely affect sales of our products. Further, the discovery of significant problems with a product similar to one of our products that implicate (or are perceived to implicate) an entire class of products could have an adverse effect on sales of our products. Accordingly, new data about our products, or products similar to our products, could negatively impact demand for our products due to real or perceived side effects or uncertainty regarding efficacy and, in some cases, could result in product withdrawal. Furthermore, new data and information, including information about product misuse, may lead government agencies, professional societies, practice management groups or organizations involved with various diseases to publish guidelines or recommendations related to the use of our products or the use of related therapies or place restrictions on sales. Such guidelines or recommendations may lead to lower sales of our products. A violation of the law may result in substantial civil and criminal monetary and other penalties.

The commercial use of our products may be associated with unintended side effects or adverse reactions or incidence of misuse may occur.

We cannot predict whether the commercial use of products will be associated with undesirable or unintended side effects that have not been evident in the use of, or in clinical trials conducted for, such products to date. Additionally, incidents of product misuse may occur. These events, among others, could result in product recalls, product liability actions or withdrawals or additional regulatory controls (including additional regulatory scrutiny and requirements for additional labeling), all of which could have a material adverse effect on our profitability, business, financial position and results of operations. In addition, the reporting of adverse safety events involving our products and public rumors about such events could cause our stock price to decline or experience periods of volatility.

Our customer base is highly concentrated.

Our principal customers are wholesale drug distributors and comprise a significant part of the distribution network for the pharmaceutical industry in the United States. For fiscal 2013 and the six months ended September 30, 2013, three key wholesale customers, Cardinal Health Inc., McKesson Corporation and AmerisourceBergen Corporation, collectively accounted for 87% and 86%, respectively, of our total consolidated net sales. Fluctuations in the buying patterns of these key customers could be the result of wholesaler buying decisions, or other factors outside our control, which could significantly impact our net sales. Also, if one of these customers experiences financial difficulties, the customer may decrease the amount of business it does with us. This could potentially cause an issue collecting all the amounts the wholesaler may owe us. These factors could negatively impact our results of operations.

Pharmaceutical cost-containment initiatives may negatively affect our net income and future results.

Pharmaceutical products are subject to increasing price pressures and other restrictions within the United States and internationally. More specifically, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 included a prescription drug benefit for Medicare participants. Companies that negotiate prices on behalf of Medicare drug plans have a significant degree of purchasing power and we experience pricing pressure as a result. Our net sales also continue to be impacted by cost-containment initiatives adopted by managed care organizations and pharmaceutical benefit managers, which negotiate discounted prices from pharmaceutical manufacturers in order to secure placement on formularies adopted by such organizations or their health plan or employer customers, and from efforts to encourage the prescription of generic drugs. In addition, some states have implemented, and other states are considering, price controls or patient-access constraints under the Medicaid program and some states are considering price-control regimes that would apply to broader segments of their populations that are not Medicaid eligible. Failure to be included in such formularies or to achieve favorable formulary status may negatively impact the utilization of our products, which may negatively affect our net income. Under the federal and state Medicaid rebate programs, we pay a rebate to each state for a product that is reimbursed by those programs. The amount of the rebate for each unit of product is set by law, based on reported pricing data. The rebate amount may also include a penalty if our prices increase faster than the rate of inflation. Additionally, changes in government regulations or private third-party payers’ reimbursement policies may reduce reimbursement for our products and adversely affect our future results.

Our business presents risk of product liability claims.

We are subject to legal actions asserting product liability claims. We currently maintain $140.0 million of product liability insurance coverage “per occurrence” and in the aggregate, which amount may not be sufficient to satisfy individual or aggregate occurrences. There is no assurance that potential future claims asserted against us will be covered by our present insurance coverage. As product liability claims continue to increase in the pharmaceutical industry, we could experience increased insurance premium costs.

As of September 30, 2013, we were subject to approximately 183 legal actions asserting product liability claims relating to the use of Celexa® (citalopram HBr) (“Celexa”) or Lexapro® (escitalopram oxalate) (“Lexapro”). These cases include claims for wrongful death from suicide or injury from suicide attempts while using Celexa or Lexapro as well as claims that Celexa or Lexapro caused various birth defects in newborns. While we believe there is no merit to these cases, litigation is inherently subject to uncertainties and we may be required to expend substantial amounts in the defense or resolution of certain of these matters.

Manufacturing or quality control problems may damage our reputation for high quality production, result in product recalls and costly remedial activities, and negatively impact our financial results.

Our customers rely on us to provide high quality products. We have implemented measures in our manufacturing process that are designed to prevent and detect defects in our products and ensure that our products meet their specifications. However, such measures may not prevent or reveal defects in our products, which may not become apparent until the products have been distributed and sold. In these instances we may voluntarily or be required to recall our products. For instance, in November 2013, we voluntarily recalled three package lots of Namenda XR because dissolution testing revealed failure to meet specification throughout shelf life; and we may in the future be required to recall this or one of our other products. Recalls and subsequent remediation efforts may be costly to implement. In addition, product recalls or other manufacturing problems may result in negative publicity or concerns regarding the safety or acceptance of our products. Any resulting costs or harm to our reputation could have a material adverse effect on our business, financial position and results of operations.

We face increased regulatory scrutiny of our manufacturing processes.

Recently, there has been increasing regulatory scrutiny of pharmaceutical manufacturers. We must register our facilities, whether located in the United States or elsewhere, with the FDA and similar regulators and our products must be made in a manner consistent with current good manufacturing practices (“cGMP”), or similar standards in each territory in which we manufacture. In addition, the FDA and other agencies periodically inspect our manufacturing facilities. Following an inspection, an agency may issue a notice listing conditions that are believed to violate cGMP or other regulations, or a warning letter for violations of “regulatory significance” that may result in enforcement action if not promptly and adequately corrected. Compliance with production and quality control regulations requires substantial expenditure of resources. If any regulatory body were to require one of our manufacturing facilities to cease or limit production, our business could be adversely affected. In addition, because regulatory approval to manufacture a drug is site-specific, the delay and cost of obtaining approval to manufacture at a different facility also could have a material adverse effect on our business, financial position and results of operations.

We are involved in a number of legal proceedings. We cannot predict the outcome of litigation and other contingencies with certainty.

Our business may be adversely affected by the outcome of legal proceedings and other contingencies that cannot be predicted with certainty. As required by GAAP, we estimate loss contingencies and establish reserves based on our assessment of contingencies where liability is deemed probable and reasonably estimable in light of the facts and circumstances known to us at a particular point in time. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have a material adverse impact on our financial results.

Our suppliers may use hazardous and biological materials in their businesses. Any claims relating to improper handling, storage or disposal of these materials could be time-consuming and costly to us, and we are not insured against such claims.

Our product candidates and processes involve the controlled storage, use and disposal by our suppliers of certain hazardous and biological materials and waste products. We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and we do not carry insurance for this type of claim. We may also incur significant costs to comply with current or future environmental laws and regulations.

Our approved products may not achieve expected levels of market acceptance, which could have a material adverse effect on our profitability, business, financial position and results of operations and could cause the market value of our common stock to decline.

Even if we are able to obtain regulatory approvals for our new pharmaceutical products, generic or branded, the success of those products is dependent upon market acceptance. Levels of market acceptance for our new products could be impacted by several factors, including but not limited to:

•	the acceptance of our product by physicians;

•	the availability of alternative products from our competitors;

•	the price of our products relative to that of our competitors;

•	the timing of our market entry;

•	the ability to market our products effectively to the retail level; and

•	the acceptance of our product by government and private formularies.

If our approved products do not achieve expected levels of market acceptance due to these or other factors, our profitability, business, financial position and results of operations could be materially and adversely affected.

The effective rate of taxation upon our results of operations is dependent on multi-national tax considerations.

We earn a substantial portion of our income in foreign countries. A portion of our earnings is taxed at more favorable rates applicable to the activities undertaken by our subsidiaries based or incorporated in Europe. If our capital or financing needs in the United States require us to repatriate earnings from foreign jurisdictions above our current levels, our effective income tax rates for the affected periods could be negatively impacted. Current economic and political conditions make tax rules in any jurisdiction, including the United States, subject to significant change. Changes in tax laws or in their application or interpretation, such as to the transfer pricing between our U.S. and non-U.S. operations, could increase our effective tax rate and negatively affect our results of operations. Cash repatriations are subject to restrictions in certain jurisdictions and may be subject to withholding and other taxes. There have been proposals to reform U.S. tax laws that could significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form these proposals will pass, several of the proposals being considered, if enacted into law, could have an adverse impact on our income tax expense and cash flows.

Our effective income tax rate in the future could be adversely affected by a number of factors, including changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, the outcome of income tax audits in various jurisdictions around the world, and any repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes. We are also subject to the examination of its tax returns by the U.S. Internal Revenue Service (“IRS”) and other tax authorities. For example, our transfer pricing has been the subject of IRS audits, and may be the subject of future audits by the IRS or other tax authorities. We regularly assess all of these matters to determine the adequacy of our tax provisions, which are subject to significant discretion. Although we believe our tax provisions are adequate, the final determination of tax audits and any related disputes could be materially different from our historical income tax provisions and accruals. The results of audits or related disputes could have an adverse effect on our financial statements for the period or periods for which the applicable final determinations are made.

Foreign currency exchange rates may affect our revenues.

We conduct a portion of our business in international markets and keep a significant amount of our earnings in our foreign subsidiaries. Any need to convert earnings between currencies subjects us to currency fluctuation risk. An increase in the U.S. dollar relative to other currencies in which we have revenues will cause our foreign revenues to be lower than with a stable exchange rate. A large increase in the value of the U.S. dollar relative to such foreign currencies could have a material adverse effect on our revenues.

We may be subject to periodic litigation and regulatory proceedings, including Fair Labor Standards Act and state wage and hour class action lawsuits, which may adversely affect our business and financial performance.

We employ individuals on a temporary basis. We incur a risk of liability for various workplace events, including claims for personal injury, wage and hour violations, discrimination or harassment, and other actions or inactions of our temporary workers. In addition, some or all of these claims may give rise to litigation including class action litigation under the Fair Labor Standards Act and state wage and hour lawsuits. We cannot be certain that our insurance will be sufficient in amount or scope to cover all claims that may be asserted against us. Should the ultimate judgments or settlements exceed our insurance coverage, they could have a material effect on our business. We cannot be certain we will be able to obtain appropriate types or levels of insurance in the future, that adequate replacement policies will be available on acceptable terms or that the companies from which we have obtained insurance will be able to pay claims we make under such policies.

We have significant goodwill and other intangible assets. Consequently, potential impairment of goodwill and other intangibles may significantly impact our profitability.

As of March 31, 2013 and September 30, 2013, goodwill and other intangibles represented approximately 37% and 36%, respectively, of our total assets. Goodwill and other intangible assets are subject to an impairment analysis whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Additionally, goodwill is subject to an impairment test at least annually.

Events giving rise to impairment are an inherent risk in the pharmaceutical industry and cannot be predicted. As a result of the significance of goodwill and other intangible assets, our results of operations and financial position in a future period could be negatively impacted should an impairment of goodwill or other intangible assets occur.

If we fail to comply with federal and state healthcare laws, including fraud and abuse and health information privacy and security laws, we could face substantial penalties and our business, results of operations, financial condition and prospects could be adversely affected.

As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payers, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include: (i) the U.S. Anti-Kickback Statute, which constrains our marketing practices, educational programs, pricing policies and relationships with healthcare providers or other entities, by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual or the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs; (ii) federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payers that are false or fraudulent; (iii) the U.S. Health Insurance Portability and Accountability Act of 1996, (“HIPAA”), which among other things created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; (iv) the U.S. Physician Payments Sunshine Act, which among other things, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under a federal healthcare program to report annually information related to “payments or other transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and ownership and investment interests held by certain healthcare professionals and their immediate family members; (v) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and (vi) state and foreign law equivalents of each of the above U.S. laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. To the extent that any of our product candidates are ultimately sold in countries other than the United States, we may be subject to similar laws and regulations in those countries. If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, exclusion from participating in government healthcare programs, contractual damages, reputational harm and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could materially adversely affect our ability to operate our business and our financial results. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

The illegal distribution of our products could have a negative impact to our business and reputation.

The drug supply has been increasingly challenged by the vulnerability of distribution channels to illegal counterfeiting and the presence of counterfeit products in a growing number of markets and over the Internet. The World Health Organization estimates that more than 10%, and as much as 30% in some countries, of medications being sold globally are counterfeit.

Any third party distribution or sale of counterfeit versions of our products by third parties could jeopardize the health of many individuals. These counterfeit products do not go through our rigorous manufacturing and testing standards and may not be stored the proper warehouse conditions. To distributors and users, counterfeit products may be visually indistinguishable from the authentic version, which could impact our brand and reputation. Reports of adverse reactions to counterfeit drugs or increased levels of counterfeiting could materially affect patient confidence in the authentic product. It is possible that adverse events caused by unsafe counterfeit products will mistakenly be attributed to the authentic product. In addition, thefts of inventory at warehouses, plants or while in-transit, which are not properly stored and which are sold through unauthorized channels could adversely impact patient safety, our reputation and our business. Public loss of confidence in the integrity of pharmaceutical products as a result of counterfeiting or theft could have a material adverse effect on our business, financial position and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading, fully integrated, specialty pharmaceutical company largely focused on the U.S. market. We market a portfolio of branded drug products and manage an array of development-stage assets focused principally on five therapeutic areas: central nervous system (“CNS”), cardiovascular, gastrointestinal (“GI”), respiratory and anti-infective. We acquire product rights for development and commercialization through licensing and collaborative partnerships, as well as through targeted merger and acquisition activities. Our strategy allows us to take advantage of attractive late-stage development and commercial opportunities from worldwide sources, thereby managing the risks inherent in early stage drug development. We believe this strategy leads to the achievement of successful drug development, high rate of first cycle approvals and commercialization while avoiding the open-ended risks of basic scientific research activities. We also focus on product life-cycle strategies to create deep product lines and provide physicians with a broad spectrum of product offerings. Our current product portfolio is principally focused on a primary care and specialty business model. We believe the diverse and complementary nature of our product pipeline, our strength in partnering and clinical development, as well as our flexible business model, position us for future revenue and earnings growth.

For the twelve months ended September 30, 2013, we generated net sales of $3,069.4 million and Pro Forma Adjusted EBITDA of $721.9 million, which reflects annualized cost savings of $500.0 million from Project Rejuvenate as if those cost savings had been realized on October 1, 2012. We expect to have implemented all of the cost savings initiatives contemplated by Project Rejuvenate by the end of fiscal 2015 and to have realized 65% to 75% of the $500.0 million in annualized cost savings by that time, with the remainder expected to be realized during fiscal 2016. Our principal products are largely promoted in the United States, with roughly 95% of net sales for the twelve months ended September 30, 2013 generated in the U.S. market.

The following transactions and key events occurred during fiscal 2013 and the six months ended September 30, 2013:

•	In July 2012, we and our partner Almirall, S.A. (“Almirall”), a pharmaceutical company headquartered in Barcelona, Spain, received FDA approval for Tudorza® Pressair® (aclidinium bromide inhalation powder) (“Tudorza”), a long-acting antimuscarinic agent, for the long-term maintenance treatment of bronchospasm associated with COPD. Tudorza was launched in December 2012 and achieved sales of $23.0 million in fiscal 2013 and $32.6 million in the six months ended September 30, 2013.

•	In August 2012, we and our partner Ironwood Pharmaceuticals, Inc. (“Ironwood”) received FDA approval for Linzess® (linaclotide) (“Linzess”) as a once-daily treatment for adult men and women suffering from irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”). During the third quarter of fiscal 2013, we launched Linzess and recorded sales of $23.7 million in fiscal 2013 and $63.2 million in the six months ended September 30, 2013.

•	In September 2012, we filed a New Drug Application (“NDA”) with the FDA for levomilnacipran, an SNRI for the treatment of Major Depressive Disorder (“MDD”) in adults. In July 2013, we received FDA approval for Fetzima™ (levomilnacipran extended-release capsules) (“Fetzima”), a once-daily serotonin and norepinephrine reuptake inhibitor for the treatment of MDD in adults. We licensed rights to levomilnacipran in the United States and Canada from Pierre Fabre Laboratories, under an agreement pursuant to which the Company made a milestone payment of $30.0 million which was due upon FDA approval.

•	In October 2012, we entered into an arrangement with moksha8 Pharmaceuticals, Inc. (“moksha8”), a privately-held pharmaceutical company which markets products in Latin America. The arrangement involves an exclusive license from us to moksha8 to commercialize Viibryd and potentially other Forest Laboratories products, in Latin America. In addition, the Company agreed to provide up to $125.0 million in debt financing to moksha8 in several tranches over a two-year period, conditioned upon moksha8 achieving certain business goals. As of September 30, 2013, a total of $95.0 million has been funded of which $12.3 million was funded during the six months ended September 30, 2013. At the end of this two-year period, we will have the option to acquire moksha8 at a fixed price and the moksha8 stockholders will have the ability to put to us all the interests of moksha8 at a fixed price, subject to the achievement of certain performance criteria. On November 1, 2013, the Company funded an additional $6.9 million to moksha8. As a result, as of November 30, 2013, a total of $101.9 million of debt financing had been funded to moksha8. The agreements with moksha8 are currently under review, which may result in an impairment of up to the entire amount of the loan receivable from moksha8 and a corresponding non-cash charge.

•	In November 2012, we filed an NDA with the FDA for cariprazine, for the treatment of schizophrenia and acute mania associated with bipolar depression. We are currently formulating a response to our recently received complete clinical response letter from the FDA regarding cariprazine.

•	In November 2012, we entered into an agreement with Adamas Pharmaceuticals, Inc. (“Adamas”) for the development and commercialization of a fixed dose combination (“FDC”) of Namenda XR and donepezil HCl. In June 2013, we launched Namenda XR and recorded sales of $25.5 million for the six months ended September 30, 2013.

•	In May 2013, we entered into a collaborative licensing option agreement with Trevena, Inc. (“Trevena”) for the development of TRV027, a novel beta-arrestin biased ligand of the angiotensin II type 1 receptor for the treatment of acute decompensated heart failure. Pursuant to the agreement, we purchased $30.0 million of Trevena preferred stock in a round of private placement financing.

•	In June 2013, we reported topline results from an 8-week pivotal Phase III clinical trial evaluating the efficacy and safety of an FDC of Bystolic, our proprietary beta-blocker launched in January 2008, and the market’s leading angiotensin II receptor blocker, valsartan, for the treatment of patients with hypertension. We anticipate filing an NDA with the FDA in the first quarter of calendar 2014.

Financial Highlights

The following table is a summary of our financial highlights:

	Fiscal Year Ended March 31,			Six Months Ended September 30,
	2011	2012	2013	2012	2013
(Amounts in thousands)	(Audited)			(Unaudited)
Total revenue	$4,419,700	$4,586,044	$3,126,125	$1,581,764	$1,688,190
Selling, general and administrative	$1,402,111	$1,553,337	$1,558,306	$757,198	$852,427
Research and development	$715,872	$796,932	$963,594	$398,005	$376,782
Total expenses	$3,081,964	$3,348,356	$3,170,983	$1,473,149	$1,558,294
Net income (loss)	$1,046,770	$979,058	$(32,103)	$76,062	$93,265

•	Total revenue for the six months ended September 30, 2013: Total revenue increased $106.4 million for the six months ended September 30, 2013 compared to the same period in 2012. The increase in total revenue for the six months ended September 30, 2013 was driven by sales of our next generation products, Bystolic, Viibryd, Linzess, Savella, Daliresp, Tudorza, Teflaro and Namenda XR which increased to $597.1 million compared to $401.2 million for the same period last year. These increases were partially offset by decreases in Lexapro sales of $104.7 million and decreases in Lexapro contract revenue of $52.1 million.

•	Total revenue for fiscal 2013: The expiration of market exclusivity for Lexapro in March 2012 significantly impacted total revenue in fiscal 2013, with Lexapro sales declining $1.9 billion from fiscal 2012. This decline was partially offset by increases in sales of our next generation products, Bystolic, Linzess, Tudorza, Viibryd, Daliresp, Savella and Teflaro of $330.1 million for fiscal 2013.

•	Total revenue for fiscal 2012: Total revenue increased $166.3 million compared to fiscal 2011 due to increased sales of our key marketed products, Namenda IR, Bystolic, Savella, Viibryd, Daliresp and Teflaro, partially offset by the decline in Lexapro sales.

•	Selling, general and administrative (“SG&A”) expense for the six months ended September 30, 2013: SG&A expense increased 12.6% to $852.4 million for the six months ended September 30, 2013 compared to the same period in 2012 and reflects those resources and activities required to support our currently marketed products, particularly our newest products: Namenda XR, Linzess, Tudorza, Viibryd, Daliresp and Teflaro.

•	SG&A expense for fiscal 2013: SG&A expense increased 0.3% to $1,558.3 million in fiscal 2013 from $1,553.3 million in fiscal 2012. Fiscal 2013 spending reflects the resources and activities required to support our marketed products, including Linzess and Tudorza, each of which launched in fiscal 2013.

•	SG&A expense for fiscal 2012: SG&A expense increased during fiscal 2012. Fiscal 2012 spending reflects the resources and activities required to support our marketed products, including Teflaro, Daliresp and Viibryd, each of which launched in fiscal 2012.

•	R&D expense for the six months ended September 30, 2013: R&D expense decreased 5.3% to $376.8 million in the six months ended September 30, 2013 compared to the six months ended September 30, 2012. The decrease was due to lower third-party development costs, partially offset by increased milestone payments in the current year periods. Excluding milestone payments, R&D expense decreased $49.2 million or 12.4% for the six months ended September 30, 2013.

•	R&D expense for fiscal 2013: R&D expense increased 20.9% to $963.6 million in fiscal 2013 from $796.9 million in fiscal 2012. R&D expense for fiscal 2013 included upfront licensing payments of $71.0 million and milestone payments of $61.5 million. R&D expense for fiscal 2012 included upfront licensing payments of $40.0 million and $59.6 million in development milestone expenses. Excluding milestones and upfront payments, R&D expense increased $133.8 million and was related to expenses for clinical trials.

•	R&D expense for fiscal 2012: R&D expense increased 11.3% to $796.9 million compared to the same period in fiscal 2011. R&D expense for fiscal 2012 included upfront licensing payments of $40.0 million and milestone payments of $59.6 million. Excluding milestone and upfront payments, R&D expense increased $124.8 million and was related to higher third party and internal and other development costs.

Research and Development

R&D expense from fiscal 2013 and the six months ended September 30, 2013 reflects the following:

•	In November 2004, we entered into an agreement with Gedeon Richter Ltd. (“Richter”) for the North American rights to cariprazine, an oral D3/D2 partial agonist, and related compounds, being developed as an atypical antipsychotic for the treatment of schizophrenia, acute mania associated with bipolar disorder, bipolar depression and as an adjunct treatment for MDD. In October 2011 and February 2012, we reported preliminary top-line results from two Phase III studies of cariprazine in patients with acute mania associated with bipolar disorder. The data from both studies showed that cariprazine-treated patients with acute manic episodes experienced significant symptom improvement compared to placebo-treated patients. Also in February 2012, we reported the results of two Phase III studies of cariprazine in patients with schizophrenia showing that cariprazine-treated patients with schizophrenia experienced significant symptom improvement compared to placebo-treated patients. In November 2012, we filed an NDA with the FDA for cariprazine for those two indications. We are currently formulating a response to our recently received complete clinical response letter from the FDA regarding cariprazine. Cariprazine is also in Phase II development for bipolar depression and as an adjunct treatment for MDD. We expect to report the top-line results of these Phase II studies during the first half of calendar 2014.

•	We licensed the exclusive U.S. marketing rights to Tudorza from Almirall. Pursuant to our agreement, Almirall has also granted us certain rights of first negotiation for other Almirall respiratory products involving combinations with aclidinium (aclidinium bromide). Pursuant to such rights, we conducted the development of an FDC of aclidinium and the long acting beta-agonist, formoterol, for the treatment of COPD. In the second quarter of calendar 2013, we announced positive top-line Phase III clinical trial results from two studies of two dosage forms of this FDC: a 400/6mcg FDC and a 400/12mcg FDC. Both doses of the FDC were well tolerated in the studies. Based on comments provided by the FDA at a pre-NDA meeting, we have delayed our planned submission of an NDA for the FDC which was anticipated in the fourth quarter of calendar 2013. A revised submission date has not yet been determined and we anticipate meeting with the FDA to respond to their comments.

•	In June 2013, we reported positive topline results from an 8-week pivotal Phase III clinical trial evaluating the efficacy and safety of an FDC of Bystolic, our proprietary beta-blocker launched in January 2008, and the market’s leading angiotensin II receptor blocker, valsartan, for the treatment of patients with hypertension. We anticipate filing an NDA with the FDA in the first quarter of calendar 2014.

•	In November 2012, we entered into an agreement with Adamas for the development and commercialization of an FDC of Namenda XR and donepezil HCl which will be a once a day daily therapy for the treatment of moderate to severe dementia of the Alzheimer’s type. We anticipate filing an NDA with the FDA during the first half of calendar 2014 and contingent upon FDA approval, the FDC is expected to launch in calendar year 2015. In addition, we have conducted clinical studies to evaluate the safety and effectiveness of memantine in the treatment of autism pursuant to the requirements of a Pediatric Written Request from the FDA.

•	In December 2009, we entered into an agreement with AstraZeneca AB (“AstraZeneca”) to acquire additional rights to avibactam including co-development and exclusive commercialization rights in the United States and Canada to products containing avibactam including the ceftazidime/avibactam combination. Avibactam is a novel broad-spectrum beta-lactamase inhibitor designed to be co-administered intravenously with select antibiotics to enhance their spectrum of activity by overcoming beta-lactamase related antibacterial resistance. Avibactam is currently being developed in combination with ceftazidime, a cephalosporin antibiotic. Data from two Phase II trials for ceftazidime/avibactam in patients with complicated intra-abdominal infections (“cIAI”) and complicated urinary tract infections (“cUTI”) demonstrated that ceftazidime/avibactam achieved high clinical cure rates and was well tolerated in patients with cIAI and cUTI. Based on the results of these studies, we and AstraZeneca initiated Phase III studies for ceftazidime/avibactam in patients with cIAI in December 2011 and in patients with cUTI in July 2012 which are currently ongoing. We expect results from the Phase III studies during the middle of calendar 2014. In September 2013, the FDA designated ceftazidime/avibactam as a qualified infectious disease product (“QIDP”). QIDP designation provides us certain incentives including priority review and eligibility with the FDA’s fast track program, and a five-year extension of exclusivity under the Hatch-Waxman act.

•	In December 2010, we entered into a license agreement with Grünenthal GmbH (“Grünenthal”) for the co-development and commercialization of GRT 6005 (“cebranopadol”) and its follow-on compound GRT 6006, both being small molecule analgesic compounds in development for the treatment of moderate to severe chronic pain conditions. Cebranopadol and GRT 6006 are novel first-in-class compounds with unique pharmacological and pharmacokinetic profiles that may enhance their effect in certain pain conditions. The unique mode of action of these compounds builds on the nociceptin receptor (NOP, also known as ORL-1) and, supported by the established mu opioid receptor, is believed to be particularly suitable for the treatment of moderate to severe chronic pain. Cebranopadol has successfully completed initial proof-of-concept studies in nociceptive and neuropathic pain with further Phase II studies currently ongoing prior to initiation of Phase III studies.

From time to time, we perform a review of all developmental projects and re-evaluate our development priorities based on the regulatory and commercial prospects of the products in development. We consider the commercial potential of the products as well as the development and commercialization costs necessary to achieve approval and successful launch. In certain situations we may discontinue a development program based on this review:

•	In June 2012, we entered into an agreement with Nabriva Therapeutics (“Nabriva”) for the development of Nabriva’s novel antibacterial agent, BC-3781. Pursuant to this agreement, we conducted, in collaboration with Nabriva, certain development activities related to BC-3781. During the first quarter of fiscal 2014 after a review of this development program, we discontinued our collaborative development with Nabriva.

•	During fiscal 2013, in light of development priorities we made the decision to terminate the partnership with TransTech Pharma, Inc. (“TransTech”) for the development and commercialization of TTP399.

Business Environment

The pharmaceutical industry is highly competitive and subject to numerous government regulations. There is competition as to the sale of products, research for new or improved products and the development and application of competitive drug formulation and delivery technologies. There are many pharmaceutical companies in the United States and abroad engaged in the manufacture and sale of both proprietary and generic drugs of the kind which we sell, many of which have substantially greater financial resources than we do.

We also face competition for the acquisition or licensing of new product opportunities from other companies. In addition, the marketing of pharmaceutical products is increasingly affected by the growing role of managed care organizations in the provision of health services.

Another competitive challenge we face is from generic pharmaceutical manufacturers. Upon the expiration or loss of patent protection for a product, we may lose a major portion of sales of such product in a very short period. Generic pharmaceutical manufacturers also challenge product patents before their expiry, which can result in loss of patent protection earlier than we anticipated for our products.

We are also subject to government regulation which substantially increases the difficulty and cost incurred in obtaining the approval to market newly proposed drug products and maintaining the approval to market existing drugs.

Results of Operations

Six Months Ended September 30, 2013 Compared to Six Months Ended September 30, 2012

Revenue

Net sales increased $164.5 million or 11.4% to $1,608.3 million during the six months ended September 30, 2013 primarily due to increases in sales of our key marketed products including Bystolic, Viibryd, Linzess, Daliresp, Tudorza, Teflaro and Namenda XR, partially offset by the decline in Lexapro sales. Excluding Lexapro sales, net sales increased $269.2 million or 20.9% for the six months ended September 30, 2013 compared to the prior year period. The following table and commentary present net sales of our products compared to the prior year:

	Six Months Ended September 30,
Key Marketed Products	2012	2013	Change	% Change
(Amounts in thousands, except percentages)
Namenda IR	$735,986	$793,863	$57,877	7.9%
Bystolic	214,304	255,999	41,695	19.5
Viibryd	77,302	93,562	16,260	21.0
Linzess	—	63,207	63,207	—
Savella	52,900	48,549	(4,351)	(8.2)
Daliresp	37,314	48,548	11,234	30.1
Tudorza	—	32,640	32,640	—
Teflaro	19,360	29,095	9,735	50.3
Namenda XR	—	25,477	25,477	—
Lexapro	154,707	49,987	(104,720)	(67.7)
Other Products	151,910	167,355	15,445	10.2

Total	$1,443,783	$1,608,282	$164,499	11.4%

Sales of Namenda IR, our N-methyl-D-aspartate receptor antagonist for the treatment of moderate to severe dementia of the Alzheimer’s type, increased $57.9 million or 7.9% to $793.9 million for the six months ended September 30, 2013 as compared to same period last year. This increase was driven by price increases. Namenda IR’s patent expires in April 2015 and agreements with multiple parties allow generic entry in January 2015.

In June 2013 we launched our newest product Namenda XR, a once-daily extended-release formulation of Namenda IR for the treatment of moderate to severe dementia of the Alzheimer’s type. Namenda XR recorded sales of $25.5 million for the six months ended September 30, 2013.

Bystolic, our beta-blocker indicated for the treatment of hypertension, had an increase in sales of 19.5% or $41.7 million for the six months ended September 30, 2013 compared to the same period last year, driven by price increases and modest volume growth.

Sales of Viibryd, our selective serotonin reuptake inhibitor (“SSRI”) 5-HT1A receptor partial agonist for the treatment of adults with MDD, totaled $93.6 million for the six months ended September 30, 2013 and $77.3 million in the same period last year. The increase year over year was driven primarily by increased sales volume.

Linzess, our guanylate cyclase agonist for the treatment of IBS-C and CIC in adults, was launched in December 2012 and recorded sales of $63.2 million for the six months ended September 30, 2013.

Daliresp, our selective phosphodiesterase 4 (“PDE4”) enzyme inhibitor indicated for the treatment to reduce the risk of exacerbations in patients with severe COPD associated with chronic bronchitis and a history of exacerbations, achieved sales of $48.5 million for the six months ended September 30, 2013 and $37.3 million in the same period last year. The increase year over year was driven by increased sales volume.

Tudorza, a long-acting antimuscarinic agent indicated for the long-term maintenance treatment of bronchospasm associated with COPD, was launched in December 2012 and recorded sales of $32.6 million for the six months ended September 30, 2013.

Teflaro (ceftaroline fosamil), a broad-spectrum hospital-based injectable cephalosporin antibiotic for the treatment of adults with acute bacterial skin and skin and skin structure infections and community-acquired bacterial pneumonia, achieved sales of $29.1 million and $19.4 million for the six months ended September 30, 2013 and September 30, 2012, respectively. The increase year over year was due to increased sales volume.

Sales of Lexapro, our SSRI for the initial and maintenance treatment of MDD in adults and adolescents and generalized anxiety disorder in adults, were $50.0 million for the six months ended September 30, 2013, a decrease of $104.7 million from the same prior year period. The decrease in Lexapro sales was due to the expected continued deterioration of sales of the product after the expiration of its market exclusivity in March 2012.

Contract revenue for the six months ended September 30, 2013 decreased to $67.9 million as compared to $120.1 million in the same period last year. Contract revenue in the prior year included $52.1 million of income from a distribution agreement with Mylan Inc. (“Mylan”) pursuant to which Mylan was authorized to sell a generic version of Lexapro and we received a portion of profits on those sales. There was no contribution from generic Lexapro royalties this year due to the full genericization of Lexapro. Contract revenue also included Benicar® co-promotion income of $63.1 million and $65.5 million for the six months ended September 30, 2013 and 2012, respectively.

Expenses

	Six Months Ended September 30,
	2012	2013	Change	% Change
(Amounts in thousands, except percentages)
Cost of sales	$317,946	$329,085	$11,139	3.5%
Selling, general and administrative	757,198	852,427	95,229	12.6
Research and development	398,005	376,782	(21,223)	(5.3)

Total	$1,473,149	$1,558,294	$85,145	5.8%

Cost of sales as a percentage of net sales was 20.5% the six months ended September 30, 2013 as compared to 22.0% the six months ended September 30, 2012. The decrease in the current year periods was due to the change in product mix and more favorable margins for certain products. Cost of sales includes royalties related to our products. In the case of our principal products subject to royalties, which includes Namenda IR and Namenda XR, these royalties are in the range of 15% to 25%.

SG&A expense increased 12.6% to $852.4 million for the six months ended September 30, 2013 compared to $757.2 million for the same period last year. SG&A expense for the six months ended September 30, 2013 includes the write-off of the $26.2 million note receivable related to the termination of the Nabriva development program. Excluding this charge, total SG&A expense for the six months ended September 30, 2013 increased 9.1% compared to same period last year. Our current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products, Namenda XR, Linzess, Tudorza, Viibryd, Daliresp and Teflaro.

R&D expense decreased 5.3% to $376.8 million for the six months ended September 30, 2013 from $398.0 million for the same period last year. R&D expense comprises third party development costs, internal and other development costs and milestone and upfront charges.

For the six months ended September 30, 2012 and 2013, R&D expense by category was as follows:

	Six Months Ended September 30,
Category	2012	2013
(Amounts in thousands)	(Unaudited)
Third party development costs	$220,746	$175,681
Internal and other development costs	177,259	173,101
Milestone and upfront payments	—	28,000

Total research and development expense	$398,005	$376,782

Third-party development costs are incurred for clinical trials performed by third parties on our behalf with respect to products in various stages of development. For the six months ended September 30, 2013, third-party development costs were largely related to clinical trials for nebivolol/valsartan, aclidinium/formoterol, vilazodone, memantine and ceftazidime/avibactam. For the same period last year, third-party development costs were largely related to clinical trials for nebivolol, aclidinium/formoterol, vilazodone and roflumilast. Internal and other development costs are primarily associated with activities performed by internal research personnel.

Milestone and upfront charges are incurred upon consummation of new licensing agreements and achievement of certain development milestones. The six months ended September 30, 2013 included $28.0 million in milestone payments and no upfront payments. There were no milestone or upfront payments in the same period last year. Excluding milestone and upfront payments, total R&D expense decreased 12.4% for the six months ended September 30, 2013 compared to the prior year period.

Many of our agreements require us to participate in joint activities and committees, the purpose of which is to make decisions along with our partners in the development of products. In addition, we have entered into several arrangements to conduct pre-clinical drug discovery.

Our effective tax rate was 28.2% for the six-month period ended September 30, 2013 as compared to 30.0% for the same period last year. The decrease in the current six-month period compared to last year was primarily due to a change in the mix of earnings by jurisdiction and re-enactment of the U.S. Research and Experimentation Tax Credit on January 3, 2013 offset by the write-off of the Nabriva loan receivable.

Year Ended March 31, 2013 Compared to Year Ended March 31, 2012

Revenue

Net sales decreased $1.5 billion or 33.9% to $2.9 billion in fiscal 2013 primarily driven by a decline in Lexapro sales, partially offset by the increases in sales of our key marketed products which included Namenda IR, Bystolic, Linzess, Tudorza, Viibryd, Daliresp, Savella and Teflaro. The decrease in Lexapro sales was due to the expiration of its market exclusivity in March 2012. Excluding Lexapro sales, net sales increased $448.1 million or 19.8% for fiscal 2013 compared to fiscal 2012. The following table and commentary presents net sales of our key products in fiscal 2013 compared to fiscal 2012:

	Fiscal Year Ended March 31,
Key Marketed Products	2012	2013	Change	% Change
(Amounts in thousands, except percentages)
Namenda IR	$1,390,307	$1,520,640	$130,333	9.4%
Bystolic	347,772	455,092	107,320	30.9
Viibryd	56,507	162,511	106,004	187.6
Savella	102,812	104,587	1,775	1.7
Daliresp	31,203	77,924	46,721	149.7
Teflaro	22,449	44,010	21,561	96.0
Linzess	—	23,728	23,728	—
Tudorza	—	22,996	22,996	—
Lexapro	2,130,624	194,939	(1,935,685)	(90.9)
Other Products	310,874	298,509	(12,365)	(4.0)

Total	$4,392,548	$2,904,936	($1,487,612)	(33.9%)

Sales of Namenda IR increased $130.3 million or 9.4% to $1.5 billion in fiscal 2013 as compared to $1.4 billion in fiscal 2012. This increase was primarily driven by price increases. During fiscal 2013, Namenda IR experienced a decline in volume driven by changes in prescribing behavior in the long-term care setting.

Bystolic grew 30.9%, an increase of $107.3 million to $455.1 million in fiscal 2013 as compared to $347.8 million in fiscal 2012 due to increased sales volume and pricing.

Linzess recorded sales of $23.7 million in fiscal 2013.

Tudorza recorded sales of $23.0 million in fiscal 2013.

Sales of Viibryd totaled $162.5 million in fiscal 2013 and $56.5 million in fiscal 2012. The increase year over year was driven primarily by increased volume.

Daliresp achieved sales of $77.9 million in fiscal 2013 and $31.2 million in fiscal 2012. The increase year over year was driven by increased volume.

Teflaro achieved sales of $44.0 million and $22.4 million in fiscal 2013 and 2012, respectively. The increase year over year was due to increased sales volume.

Sales of Lexapro were $194.9 million in fiscal 2013, a decrease of $1.9 billion from fiscal 2012. Lexapro’s patent exclusivity expired in March 2012 and Lexapro has since faced generic competition, which has significantly eroded sales.

Contract revenue for fiscal 2013 increased to $189.1 million compared to $155.2 million in fiscal 2012. The increase was driven by income from the distribution agreement with Mylan. In mid-September 2012, the 180 day Hatch-Waxman period for Lexapro for the first filing generic manufacturer ended, clearing the way for full generic competition.

Expenses

	Fiscal Year Ended March 31,
	2012	2013	Change	% Change
(Amounts in thousands, except percentages)	(Audited)
Cost of sales	$998,087	$649,083	($349,004)	(35.0%)
Selling, general and administrative	1,553,337	1,558,306	4,969	0.3
Research and development	796,932	963,594	166,662	20.9

Total	$3,348,356	$3,170,983	($177,373)	(5.3%)

Cost of sales decreased $349.0 million or 35.0% due to lower net sales. Cost of sales as a percentage of net sales was 22.3% in fiscal 2013, as compared to 22.7% in fiscal 2012. Cost of sales includes royalties related to our products. In the case of our principal products subject to royalties, which includes Namenda IR, these royalties are in the range of 15% to 25%.

SG&A expense increased 0.3% to $1,558.3 million in fiscal 2013 from $1,553.3 million in fiscal 2012. Fiscal 2013 and 2012 spending reflects the resources and activities required to support our currently marketed products including products launched in fiscal 2012: Teflaro, Viibryd and Daliresp. The fiscal 2013 increase was driven by the launches of our newest products Linzess and Tudorza.

R&D expense increased 20.9% to $963.6 million in fiscal 2013 from $796.9 million in fiscal 2012. R&D expense comprises third party development costs, internal and other development costs and milestone and upfront charges. For the years ended March 31, 2013 and 2012, R&D expense by category was as follows:

	Fiscal Year Ended March 31,
Category	2012	2013
(Amounts in thousands)	(Unaudited)
Third party development costs	$373,082	$472,383
Internal and other development costs	324,266	358,741
Milestone and upfront payments	99,584	132,470

Total research and development expense	$796,932	$963,594

Third party development costs are incurred for clinical trials performed by third parties on our behalf with respect to products in various stages of development. In fiscal 2013, these costs were largely related to clinical trials for nebivolol/valsartan, aclidinium/formoterol, vilazodone, memantine and ceftazidime/avibactam. Internal and other development costs are primarily associated with activities performed by internal research personnel.

Milestone and upfront charges are incurred upon consummation of new licensing agreements and achievement of certain development milestones. Fiscal 2013 included upfront licensing agreement payments of $71.0 million and milestone payments of $61.5 million. During the third quarter of fiscal 2013, we made an upfront payment of $65.0 million to Adamas for the development and commercialization of a FDC of Namenda XR and donepezil HCl which will be a daily therapy for the treatment of moderate to severe dementia of the Alzheimer’s type and $61.5 million in development milestone expenses. Fiscal 2012 included $40.0 million in upfront payments and $59.6 million in development milestone expenses.

Our effective tax rate increased to 28.4% in fiscal 2013 as compared to 20.9% in fiscal 2012. The effective tax rate for fiscal 2013 was higher compared to fiscal 2012 due primarily to reinstatement of the U.S. Research and Development Tax Credit as of January 2, 2013 (retroactive to January 1, 2012) and a change in the mix of earnings by jurisdiction partially offset by the Adamas license agreement and various other tax matters. Effective tax rates can be affected by ongoing tax audits.

Year Ended March 31, 2012 Compared to Year Ended March 31, 2011

Revenue

Net sales increased $179.4 million or 4.3% to $4.4 billion in fiscal 2012 from $4.2 billion in fiscal 2011 primarily due to strong sales of our key marketed products. The following table and commentary present net sales of our key products for fiscal 2012 compared to fiscal 2011:

	Fiscal Year Ended March 31,
Key Marketed Products	2011	2012	Change	% Change
(Amounts in thousands, except percentages)	(Unaudited)
Lexapro	$2,315,879	$2,130,624	$(185,255)	(8.0%)
Namenda IR	1,266,753	1,390,307	123,554	9.8
Bystolic	264,322	347,772	83,450	31.6
Savella	90,238	102,812	12,574	13.9
Viibryd	—	56,507	56,507	—
Daliresp	—	31,203	31,203	—
Teflaro	2,716	22,449	19,733	726.5
Other Products	273,218	310,874	37,656	13.8

Total	$4,213,126	$4,392,548	$179,422	4.3%

Sales of Lexapro were $2.1 billion in fiscal 2012, a decrease of $185.3 million from fiscal 2011, of which $429.7 million was due to volume decreases offset by price increases of $244.4 million. Lexapro faced generic competition in March 2012, which significantly eroded sales.

Sales of Namenda IR grew 9.8%, an increase of $123.6 million to $1.4 billion in fiscal 2012 as compared with fiscal 2011, of which $102.2 million was due to price increases and $21.4 million was due to volume increases.

Bystolic grew 31.6%, an increase of $83.5 million to $347.8 million in fiscal 2012 over the $264.3 million in fiscal 2011 primarily due to increased sales volume.

Sales of Savella grew 13.9% to achieve sales of $102.8 million in fiscal 2012 as compared to $90.2 million in fiscal 2011. The increase of $12.6 million in 2012 as compared to the same period in 2011 was comprised of $8.8 million of volume increases and $3.8 million of price increases.

Teflaro was launched in March 2011 and achieved sales of $22.4 million and $2.7 million in fiscal 2012 and 2011, respectively. The increase year over year was due to increased sales volume.

Daliresp and Viibryd became available to patients during the June 2011 quarter and were formally launched in August 2011. These products generated sales of $31.2 million and $56.5 million, respectively, for the year ended March 31, 2012.

Contract revenue for fiscal 2012 decreased to $155.2 million compared to $165.4 million in fiscal 2011, primarily due to a gradually reducing residual royalty rate from Daiichi Sankyo, Inc. for Benicar, slightly offset by income from our authorized generic sales of Lexapro.

Expenses

	Fiscal Year Ended March 31,
	2011	2012	Change	% Change
(Amounts in thousands, except percentages)	(Audited)
Cost of sales	$963,981	$998,087	$34,106	3.5%
Selling, general and administrative	1,402,111	1,553,337	151,226	10.8
Research and development	715,872	796,932	81,060	11.3

Total	$3,081,964	$3,348,356	$266,392	8.6%

In fiscal 2012, cost of sales increased $34.1 million or 3.5% over fiscal 2011 due to higher net sales. Cost of sales as a percentage of net sales was 22.7% in fiscal 2012 as compared with 22.9% in fiscal 2011. Cost of sales includes royalties related to our products. In the case of our principal products subject to royalties, which included Namenda IR, these royalties were in the range of 15% to 25%.

SG&A expense increased 10.8% to $1.6 billion in fiscal 2012 from $1.4 billion in fiscal 2011. Fiscal 2011 included a charge of $148.4 million related to the settlement with the DOJ. Excluding this one-time charge, SG&A expense increased 23.9% in fiscal 2012 primarily due to launch costs for Teflaro, Daliresp and Viibryd.

R&D expense increased 11.3% to $796.9 million in fiscal 2012 from $715.9 million in fiscal 2011. Research and development expense comprises third party development costs, internal and other development costs and milestone and upfront charges. For the years ended March 31, 2012 and 2011, research and development expense by category was as follows:

	Fiscal Year Ended March 31,
Category	2011	2012
(Amounts in thousands)	(Unaudited)
Third party development costs	$293,566	$373,082
Internal and other development costs	278,962	324,266
Milestone and upfront payments	143,344	99,584

Total research and development expense	$715,872	$796,932

Third party development costs are incurred for clinical trials performed by third parties on our behalf with respect to products in various stages of development. In fiscal 2012, these costs were largely related to clinical trials for cariprazine, aclidinium, nebivolol and levomilnacipran. Internal and other development costs are primarily associated with activities performed by internal research personnel.

Milestone and upfront charges are incurred upon consummation of new licensing agreements and achievement of certain development milestones. Fiscal 2012 included $40.0 million of upfront payments and $59.6 million of development milestone expenses. Fiscal 2011 included total licensing payments of $116.1 million: $50.0 million to TransTech for the rights to TTP399; and $66.1 million to Grünenthal for the rights to GRT 6005 and GRT 6006. Fiscal 2011 also included development milestone expenses of $27.2 million.

Our effective tax rate decreased to 20.9% in fiscal 2012 as compared to 21.8% in fiscal 2011. The effective tax rate for fiscal 2012 was lower compared to fiscal 2011 due primarily to a higher proportion of earnings generated in lower taxed foreign jurisdictions as compared to the United States. Effective tax rates can be affected by ongoing tax audits.

Inflation has not had a material effect on our operations for any periods presented.

Financial Condition and Liquidity

The following is a discussion of financial condition and liquidity with respect to working capital:

	As of March 31,			As of September 30,
	2011	2012	2013	2013
(In millions)
Working capital	$4,322	$2,686	$1,950	$2,009

Net current assets decreased by $1.6 billion during fiscal 2012, decreased by $736.3 million during fiscal 2013 and increased by $58.9 million during the six months ended September 30, 2013. Cash and cash equivalents, and marketable securities decreased by $1.2 billion in fiscal 2012 primarily due to $1.3 billion of acquisition costs related to the purchase of Clinical Data, Inc. (“Clinical Data”), completed in April 2011, the cumulative purchase of $850.0 million of our common stock, and the buyout of the Bystolic royalties from Janssen Pharmaceutical N.V. (“Janssen”), for $357.0 million, offset by cash generated by operating activities.

Net current assets decreased by $736.3 million during fiscal 2013, driven by a decrease in cash of $643.8 million, a decrease in short-term marketable securities of $108.4 million and an increase in accruals of $94.8 million; offset by an increase in inventory of $95.8 million. Cash decreased during fiscal 2013 due to net purchases of marketable securities of $507.3 million, payment of milestones for the approval of Linzess and Tudorza of $85.0 million and $40.0 million, respectively, capital expenditures of $64.4 million and funding provided to moksha8 and Nabriva of $108.1 million. These decreases were offset by cash generated from operating activities of $135.1 million. Cash, cash equivalents and investments collectively decreased by $126.1 million.

Net current assets increased $58.9 million during the six months ended September 30, 2013, driven by an increase in inventory of $93.9 million and an increase in marketable securities of $18.2 million. These increases were offset by a decrease in accounts receivable of $46.7 million and a decrease in cash and cash equivalents of $15.2 million. The decrease in cash equivalents was due to net purchases of marketable securities of $75.6 million, trademark purchases of $44.5 million, purchases of plant, property and equipment of $50.3 million, the purchase of $30.0 million of Trevena preferred stock and $12.3 million of funding provided to moksha8. These decreases were offset by cash provided by operating activities of $127.9 million, cash generated by financing activities of $52.8 million and the sale of property, plant and equipment of $13.8 million. Cash, cash equivalents and investments collectively increased by $76.9 million in the six months ended September 30, 2013.

Of our total cash, cash equivalents, and marketable securities positions, approximately 32% (or $1.4 billion), 17% (or $547.1 million), 4% (or $134.2 million) and 8% (or $234.5 million) were domiciled domestically at March 31, 2011, March 31, 2012, March 31, 2013 and September 30, 2013, respectively. Approximately $3.0 billion, $2.6 billion, $2.9 billion and $2.9 billion were held in low tax jurisdictions at March 31, 2011, March 31, 2012, March 31, 2013, and September 30, 2013, respectively, and were attributable to earnings that are expected to be indefinitely reinvested offshore. We invest funds in variable rate demand notes that have major bank liquidity agreements, municipal bonds and notes, government agency bonds, commercial paper, corporate bonds, certificates of deposit, auction rate securities and floating rate notes. Cash repatriations are subject to restrictions in certain jurisdictions and may be subject to withholding and other taxes. We continue to actively seek opportunities to further develop foreign operations through strategic alliances, business acquisitions, collaboration agreements and other investing activities including working capital and capital expenditures. We expect cash generated by our U.S. operations, together with existing cash, cash equivalents, marketable securities, our Credit Agreement, the notes offered hereby and access to capital markets to be sufficient to cover cash needs for our U.S. operations including common stock repurchases, strategic alliances and acquisitions, milestone payments, working capital and capital expenditures.

In fiscal 2012, net inventories decreased $153.2 million primarily due to a decrease in Lexapro inventory as we managed our inventory to appropriate levels to support Lexapro sales post its March 2012 patent expiration. In fiscal 2013, net inventories increased $95.8 million during fiscal 2013 in order to support continued demand for our products, as well as the launch of Linzess and Tudorza in the third quarter of fiscal 2013. Net inventories increased $93.9 million during the six months ended September 30, 2013, in order to support continued demand for our products, as well as the launch of Namenda XR during the first quarter of fiscal 2014. We believe that current inventory levels are adequate to support continued demand for our products.

Accounts payable decreased $36.5 million to $154.3 million at March 31, 2012 compared to March 31, 2011 primarily due to the payment in the September 2011 quarter, to the IRS of the Branded Prescription Drug Fee for calendar 2011. Accrued expenses decreased $1.6 million to $745.5 million at March 31, 2012 from the same period last year primarily due to normal operating activities. As of March 31, 2013, accounts payable was higher compared to prior years due to normal operating activities and accrued expenses and other liabilities increased from March 31, 2012 primarily due to increased timing differences as well as increased royalties associated with some of our newer products including Daliresp, Tudorza and Viibryd. In the six months ended September 30, 2013, accounts payable and accounts receivable decreased primarily due to timing.

Property, plant and equipment increased during all periods presented as we continued to invest in our technology and facilities. During the second quarter of fiscal 2014, this increase was partially offset by the sale of one of our Long Island, New York facilities.

Contractual Obligations

The following table shows our contractual obligations related to lease obligations and inventory purchase and other commitments as of March 31, 2013 (and does not give effect to the notes offered hereby or the use of proceeds therefrom):

	Payments due by Period
	< 1 Year	1-3 Years	3-5 Years	> 5 Years	Total
	(Amounts in thousands)
Operating lease obligations	$43,836	$63,553	$39,247	$93,109	$239,745
Inventory purchase commitments and other	125,371	—	—	—	125,371

	$169,207	$63,553	$39,247	$93,109	$365,116

Potential future development milestone payments to third parties under our collaboration and license agreements of approximately $681.0 million were not included in the contractual obligations table as they are contingent on the achievement of certain specific research and development milestones (approximately $232.0 million) and regulatory approval (approximately $449.0 million) milestones. The specific timing of such development milestones cannot be predicted and depend upon future clinical developments as well as regulatory agency actions which cannot be predicted with certainty (including actions which may never occur). Further, under the terms of certain licensing agreements, we may be obligated to pay sales milestones contingent upon the achievement of specific sales levels. For commercially launched products we may be obligated to pay commercial milestones up to $290.0 million in the future.

Our income tax liabilities are not included in this table because we cannot be certain as to when they will become due. See note 14 to our consolidated financial statements for the three years ended March 31, 2013, included elsewhere herein for information regarding our tax liabilities.

Off-Balance Sheet Arrangements

As of September 30, 2013, we had no off-balance sheet arrangements.

Critical Accounting Policies

We believe the following accounting policies are important in understanding our financial condition and results of operations and should be considered an integral part of the financial review. See the notes to our consolidated financial statements for the three years ended March 31, 2013, for additional policies to which our operations and financial statements are subject.

Business Combinations

We account for business combinations under the acquisition method of accounting, which requires the assets acquired and liabilities assumed to be recorded at their respective fair values as of the acquisition date in the consolidated financial statements. The determination of estimated fair value may require management to make significant estimates and assumptions. The purchase price is the fair value of the total consideration conveyed to the seller and the excess of the purchase price over the fair value of the acquired net assets, where applicable, is recorded as goodwill. The results of operations of an acquired business are included in the consolidated financial statements from the date of acquisition. Costs associated with the acquisition of a business are expensed in the period incurred.

Collaboration Arrangements

We account for collaboration arrangements in accordance with ASC 808—“Collaborative Agreements” pursuant to which payments to and receipts from our collaboration partners are presented in our Consolidated Statements of Income based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable guidance.

Estimates and Assumptions

The financial statements are prepared in conformity with GAAP which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the end of each period and of revenues and expenses during the reporting periods. Situations where estimates are required to be made include, but are not limited to, accounting for business combinations, sales allowances, returns, rebates and other pricing adjustments, depreciation, amortization, tax assets and liabilities, restructuring reserves and certain contingencies. Actual results may vary from estimates. We review all significant estimates affecting the financial statements on a recurring basis and record the effect of any adjustments when necessary.

Goodwill and Intangible Assets

Goodwill and intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows. When any such impairment exists, a charge is recorded in the Statement of Operations in that period, to adjust the carrying value of the related asset. Additionally, goodwill is subject to an impairment test at least annually.

Revenue Recognition

Revenues are recorded in the period the merchandise is shipped. As is typical in the pharmaceutical industry, gross product sales are subject to a variety of deductions, primarily representing rebates and discounts to government agencies, wholesalers and managed care organizations. These deductions represent estimates of the related liabilities and, as such, judgment is required when estimating the impact of these sales deductions on gross sales for a reporting period. Historically, our adjustments for actual future settlements have not been material. If estimates are not representative of actual settlements, results could be materially affected.

Provisions for estimated sales allowances, returns, rebates and other pricing adjustments are accrued at the time revenues are recognized as a direct reduction of such revenue. These accruals are estimated based on available information including third party data regarding the portion of sales on which rebates and discounts can be earned, adjusted as appropriate for specific known events and the prevailing contractual discount rate. Provisions are reflected either as a direct reduction to accounts receivable or, to the extent that they are due to entities other than customers, as accrued expenses. Adjustments to estimates are recorded when management becomes aware of a change of circumstances or when customer credits are issued or payments are made to third parties. There were no material adjustments to these estimates in the periods presented.

Deductions for chargebacks (primarily discounts to group purchasing organizations and federal government agencies) closely approximate actual deductions as these deductions are settled generally within two to three weeks of incurring the liability.

The sensitivity of estimates can vary by program and type of customer. However, estimates associated with Medicaid and contract rebates are most at risk for adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, generally an interval that can range up to one year. Because of this time lag, in any given quarter, adjustments to actual may incorporate revisions of prior quarters.

Provisions for Medicaid and contract rebates during a period are recorded based upon the actual historical experience ratio of rebates paid and actual prescriptions written. The experience ratio is applied to the period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. As appropriate, we will adjust the ratio to more closely match the current experience or expected future experience. In assessing this ratio, we consider current contract terms, such as the effect of changes in formulary status, discount rate and utilization trends. Periodically, the accrual is adjusted based upon actual payments made for rebates. If the ratio is not indicative of future experience, results could be affected. Rebate accruals for Medicaid were $56.7 million at March 31, 2011, $70.3 million at March 31, 2012, $38.4 million at March 31, 2013 and $36.2 million at September 30, 2013. Commercial discounts and other rebate accruals were $215.3 million at March 31, 2011, $147.2 million at March 31, 2012, $191.8 million at March 31, 2013 and $247.0 million at September 30, 2013. Accruals for chargebacks, discounts and returns were $59.0 million at March 31, 2011, $53.0 million at March 31, 2012, $63.2 million at March 31, 2013 and $67.5 million at September 30, 2013.

The following table summarizes the activity in the accounts related to accrued rebates, sales returns and discounts:

	March 31,			September 30,
	2011	2012	2013	2013
(Amounts in thousands)	(Unaudited)			(Unaudited)
Beginning balance	$301,382	$330,998	$270,505	$293,411
Provisions for rebates	699,920	821,148	628,455	327,633
Settlements	(662,798)	(869,571)	(618,103)	(275,247)

	37,122	(48,423)	10,352	52,386
Provisions for returns	9,045	11,951	19,275	18,343
Change in estimate	(5,600)	—	—	—
Settlements	(12,463)	(13,108)	(16,134)	(13,249)

	(9,018)	(1,157)	3,141	5,094
Provision for chargebacks and discounts	370,108	386,646	335,795	172,591
Change in estimate	—	2,000	—	—
Settlements	(368,596)	(399,559)	(326,382)	(172,744)

	1,512	(10,913)	9,413	(153)
Ending balance	$330,998	$270,505	$293,411	$350,738

Our policy relating to the supply of inventory at wholesalers is to maintain stocking levels of up to three weeks and to keep monthly levels consistent from year to year, based on patterns of utilization. We have historically closely monitored wholesale customer stocking levels by purchasing information directly from customers and by obtaining other third party information. Unusual or unexpected variations in buying patterns or utilizations are investigated.

Sales incentives are generally given in connection with a new product launch. These sales incentives are recorded as a reduction of revenues and are based on terms fixed at the time goods are shipped. New product launches may result in expected temporary increases in wholesaler inventories, which as described above, are closely monitored and historically have not resulted in increased product returns.

Income Taxes

We account for income taxes using the liability method. Under the liability method, deferred income taxes are provided on the differences in bases of assets and liabilities between financial reporting and tax returns using enacted tax rates.

Uncertain Tax Positions

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

Recent Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income. This ASU requires an entity to provide information about the amounts reclassified out of Accumulated other comprehensive income/loss. This standard became effective for us on January 1, 2013 and the adoption of this standard did not have a significant impact on our financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income: Presentation of Comprehensive Income. This ASU amends FASB ASC Topic 220, Comprehensive Income, to require an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This standard became effective for us on April 1, 2012 and the adoption of this standard did not have a significant impact on our financial statements.

BUSINESS

We are a leading, fully integrated, specialty pharmaceutical company largely focused on the U.S. market. We market a portfolio of branded drug products and manage an array of development-stage assets focused principally on five therapeutic areas: CNS, cardiovascular, GI, respiratory and anti-infective. We acquire product rights for development and commercialization through licensing and collaborative partnerships, as well as through targeted merger and acquisition activities. Our strategy allows us to take advantage of attractive late-stage development and commercial opportunities from worldwide sources, thereby managing the risks inherent in early stage drug development. We believe this strategy leads to the achievement of successful drug development, high rate of first cycle approvals and commercialization while avoiding the open-ended risks of basic scientific research activities. We also focus on product life-cycle strategies to create deep product lines and provide physicians with a broad spectrum of product offerings. Our current product portfolio is principally focused on a primary care and specialty business model. We believe the diverse and complementary nature of our product pipeline, our strength in partnering and clinical development, as well as our flexible business model, position us for future revenue and earnings growth.

For the twelve months ended September 30, 2013, we generated net sales of $3,069.4 million and Pro Forma Adjusted EBITDA of $721.9 million, which reflects annualized cost savings of $500.0 million from Project Rejuvenate as if those cost savings had been realized on October 1, 2012. We expect to have implemented all of the cost savings initiatives contemplated by Project Rejuvenate by the end of fiscal 2015 and to have realized 65% to 75% of the $500.0 million in annualized cost savings by that time, with the remainder expected to be realized during fiscal 2016. Our principal products are largely promoted in the United States, with roughly 95% of net sales for the twelve months ended September 30, 2013 generated in the U.S. market.

The following table highlights our key marketed products:

Our Principal Products
Product (Active Pharmaceutical Ingredient)	Indication	Third Party/Licensor	Launch Date	Date of Last U.S. Patent(1) Expiry		Net Sales for the Twelve Months Ended September 30, 2013 ($ million)
CNS
Namenda® (memantine HCl) (Namenda IR)	Treatment of moderate to severe dementia of the Alzheimer’s type	Merz GmbH & Co.	March 2004	2015		1,578.5
Namenda XR TM (memantine HCl extended release)	Treatment of moderate to severe dementia of the Alzheimer’s type	Merz GmbH & Co.	June 2013	2029		25.5
Viibryd® (vilazodone HCl)	Treatment of adults with major depressive disorder (“MDD”)	Merck KGaA	August 2011	2022		178.8
Savella® (milnacipran HCl)	Treatment of fibromyalgia	Royalty Pharma Collection Trust	May 2009	2029		100.2
Cardiovascular
Bystolic® (nebivolol HCI)	Treatment of hypertension	N/A	January 2008	2021		496.8
GI
Linzess® (linaclotide)	Treatment of irritable bowel syndrome with constipation (“IBS-C”) and chronic idiopathic constipation (“CIC”)	Ironwood Pharmaceuticals	December 2012	2026	(2)	86.9
Respiratory
Tudorza® Pressair® (aclidinium bromide inhalation powder)	Treatment of bronchospasm	Almirall, S.A.	December 2012	2025	(2)(3)	55.6
Daliresp® (roflumilast)	Treatment to reduce the risk of exacerbations in patients with severe chronic obstructive pulmonary disease (“COPD”)	Takeda Pharmaceutical Company Limited	August 2011	2024		89.2
Anti-Infective
Teflaro® (ceftaroline fosamil)	Treatment of adults with community-acquired bacterial pneumonia (“CABP”) and acute bacterial skin and skin structure infections (“ABSSSI”)	Takeda Pharmaceutical Company Limited	March 2011	2031		53.7

(1)	Patents referenced are orange-book listed.
(2)	This date includes our request to the U.S. Patent and Trademark Office for patent term extension, which we expect to be granted.
(3)	The device for Tudorza Pressair is also covered by an orange-book listed patent that expires in 2027.

We also have a number of development stage assets that position us for future growth.

Selected Pipeline Products and New Indications
Product	Indication	Third Party/Licensor	Phase	Date of Last U.S. Patent(1) Expiry
Fetzima™ (levomilnacipran)	Treatment of MDD in adults	Pierre Fabre Médicament	Approved	2031
Cariprazine	Treatment of schizophrenia and acute mania associated with bipolar depression	Gedeon Richter Plc.	Complete clinical response letter received	2028
Namenda XR and Aricept (donepezil)	Treatment of moderate to severe dementia of the Alzheimer’s type	Adamas Pharmaceuticals, Inc.	Phase III	2029
Bystolic and Valsartan	Hypertension (systemic)	N/A	Phase III	2027
Ceftazidime/Avibactam	Complicated intra- abdominal infections (“cIAI”) and complicated urinary tract infections (“cUTI”)	AstraZeneca	Phase III	2031
Tudorza (aclidinium) and formoterol	Treatment of COPD	Almirall, S.A.	Phase III	2025
Viibryd (vilazodone HCl)	Generalized Anxiety Disorder (“GAD”)	Merck KGaA	Phase III	2022
Cebranopadol	Treatment of moderate to severe chronic pain conditions	Grünenthal	Phase II	2032
Cariprazine	Treatment of bipolar depression and as an adjunct treatment for MDD	Gedeon Richter Plc.	Phase II	2028

(1)	Patents referenced are orange-book listable.

Our Competitive Strengths

Partnership Oriented Business Model. During the last seven years, we have completed 29 product partnerships and product acquisitions. We are focused on acquiring products after Phase II of development through licensing or acquisitions. We believe we are an attractive and collaborative partner as evidenced by our track record of numerous repeat partnerships with companies such as Merz, Pierre Fabre, Almirall and Gedeon Richter, all of which have partnered with us on multiple programs. Our business model allows us to access the worldwide market of development stage assets, where we can be selective in choosing product candidates and often share development costs with our partners. We have a strong success rate for converting licenses and acquisitions into marketed products.

Successful Product Selection and Development. We select products for development that have established and well-tested scientific support, and that have potential strategic market relevance. When we start product development, we spend significant time ensuring we have a well-defined strategy for positioning the product in the market. As a result of our approach, we have a strong track record of FDA first cycle approvals, with 6 of our last 9 approvals received in the first cycle since 2007. Product profiling and life-cycle strategies are key elements in evaluating product opportunities as well as in developing and commercially launching products. We also develop strategies to extend the life cycle of the products through new indications and new claims. We strive to blend any post-launch research and development and life-cycle strategies with our commercial strategies to sustain the success of our key brands. This entire process is based on a well-coordinated and multi-disciplinary approach between the clinical development and commercial teams.

Diversified Product Lines Across Focused Therapeutic Areas Positioned For Growth. Our product portfolio consists of a diverse set of existing, newly launched, newly approved and pipeline products that we believe positions us to drive future performance through coverage of several therapeutic areas and a spectrum of severity and disease. Our CNS franchise outside of Namenda IR, consisting of Viibryd, our SSRI 5-HT1A agonist, and Fetzima, our serotonin-norepinephrine reuptake inhibitor (“SNRI”), provides coverage of different patient populations with different pharmacological methods. We believe we have another drug, cariprazine, a dopamine partial receptor agonist for the treatment of schizophrenia and acute mania associated with bipolar depression, that will drive growth of our CNS franchise upon approval. We are currently formulating a response to our recently received complete clinical response letter from the FDA regarding cariprazine. In our cardiovascular franchise, Bystolic is a beta-blocker for hypertension, and we are exploring its use in a fixed dose combination with valsartan. In our GI franchise, Linzess targets two separate indications for which most patients are currently treated by OTC drugs. We believe there is potential for continued conversion of patients from OTC drugs to Linzess that will drive revenue growth. Our respiratory franchise is also well-positioned to take advantage of the market dynamics in Chronic Obstructive Pulmonary Disease (“COPD”) with Tudorza and Daliresp, targeting key stages of COPD.

Disciplined and Highly Successful Sales and Marketing Organization. We focus on a synergistic approach during both development and commercialization of our products. Our goal within each therapeutic area is to create complementary, interconnected products that can then be marketed together. For example, Fetzima, which will be launched broadly in December 2013, and our existing drug Viibryd differ pharmacologically and clinically and we expect that they will be used for different treatments and in different patient populations. However, these two products both target depression and will be promoted together as a product line, increasing our relevance to physicians who frequently treat patients with depression, improving the efficiency of our sales calls. Furthermore, the success of our sales team is driven largely by our proven targeted marketing strategies, in which we concentrate on physicians in our therapeutic categories that our research shows to be receptive to prescribing our products. We believe this strategy results in an efficient and effective return on our promotional efforts. For example, our targeted sales efforts have led to a successful launch of Linzess through patient conversions from the OTC market, with approximately 65% of new patient starts derived from OTC, an important source of growth. The strength of our commercial organization is also evidenced by our successful marketing track record with each of Celexa, Lexapro, Namenda IR and Benicar.

Strong Intellectual Property Portfolio and Successful Track Record of Life-Cycle Management. All of our principal marketed products benefit from FDA orange-book listed patent protection, which provides a period of exclusivity and a degree of visibility for our future revenue streams. In addition, we have successfully enhanced existing products, including by the development of new dosage forms, providing benefits to patients and, in some cases, resulting in new patent protection and/or extended exclusivity. A recent example of successful life-cycle management includes the FDA approval and launch of Namenda XR, an extended release and higher dosage version of Namenda IR that requires once-daily administration instead of twice-daily for the legacy Namenda IR product and has an extended patent life compared to Namenda IR. Product improvements by way of combination are under development for Bystolic (Bystolic and valsartan fixed dose combination in Phase III for systemic hypertension), Tudorza (Tudorza-formoterol combination program in Phase III for COPD) and Namenda XR (Namenda XR-donepezil combination in Phase III for Alzheimer’s disease). There is also a late stage development combination in the anti-infective franchise for ceftazidime/avibactam, which is in Phase III for hospital acquired pneumonia and other infections.

Strong Ability to Generate Cash and Strong Liquidity Position. Our business has consistently demonstrated the ability to generate significant cash from operating activities, as a result of our attractive operating margins, relatively low tax rate, modest capital expenditure and working capital requirements. Favorable operating margins are driven largely by high gross margins, averaging approximately 77% of total net sales between 2010 and 2013. Capital expenditures have averaged approximately 1% of revenues between 2010 and 2013. Strong cash generation alongside a conservative financial policy has yielded a robust cash balance, with cash and cash equivalents, including marketable securities and long-term investment securities, totaling $3.1 billion as of September 30, 2013. Our liquidity position is augmented by $750.0 million of availability under our Credit Agreement, excluding $5.7 million in drawn letters of credit.

Experienced Management Team With a Proven Track Record. We have an experienced management team with extensive industry expertise and a proven record of identifying, developing, commercializing and marketing pharmaceutical products. Management has demonstrated the ability to select and successfully commercialize a number of products in different stages of development, including through partnerships and collaborations with other industry participants. The senior management team is led by Brenton L. Saunders, who assumed the role of Chief Executive Officer and President on October 1, 2013, succeeding Howard Solomon. Previously, Mr. Saunders served as Chief Executive Officer of Bausch + Lomb from March 2010 to August, 2013, where he oversaw the transformation of the company, driving cost reductions while maintaining revenue growth and business trajectory. Along with Mr. Saunders, the rest of our senior management has deep and long-standing industry knowledge and experience.

Our Strategy

Maximize the Brand and Launch Performance. We currently have a diverse portfolio of products at various stages of the product life cycle. Some are in the early stages of launch, such as Linzess, some are about to launch, such as Fetzima, and some are established, such as Namenda IR, where we are executing strategies to manage upcoming loss of exclusivity through the switch to an extended release version or the development of a fixed dose combination. Our top priority in the near-term is maximizing the brand and launch performance of our existing products. We intend to increase the uptake of Linzess by expanding the prescriber base and taking market share from competing products including OTC products. We will also continue to drive the switch from Namenda IR to Namenda XR. In addition, we will work to maximize the Bystolic opportunity and focus our efforts on the commercial launch of Fetzima, expected in December 2013, to enhance our CNS portfolio.

Deliver on Near-Term Pipeline Opportunities. We have several near-term pipeline opportunities that have the potential to drive the future growth of our franchise. We are also developing several combination therapies as part of our life-cycle management strategy, including: Tudorza, a novel bronchodilator administered once-daily in an easy to use inhalation device, to be used with formoterol; avibactam, a novel broad-spectrum beta-lactamase inhibitor, which is being developed in combination with ceftazidime; and Bystolic, which is being developed in combination with valsartan. Executing on these pipeline opportunities will help us drive future performance.

Continue to Use Business Development as a Source of Product Candidates and Growth. We will continue to capitalize on our partnership-focused business model and seek later stage product opportunities by maximizing our existing partnership opportunities, establishing new partnership opportunities and pursuing selective and financially disciplined strategic transactions consistent with our current areas of therapeutic focus.

Rejuvenate Infrastructure to Drive Earnings and Value Creation. Through our efforts over the last 12-24 months, we have offset a significant amount of the revenue decline resulting from the loss of exclusivity on Lexapro in 2012. We believe we now have clearer growth opportunities and a more balanced product portfolio. While our efforts to balance and grow the top line have been successful, we also face a number of accelerating industry pressures, including more difficult access to physicians, various aspects of healthcare reform, increasing formulary restrictions and prior authorization requirements, and more challenging hurdles for reimbursement. In light of these industry pressures, we intend to make changes to our cost structure as part of our recently announced Project Rejuvenate in a manner that does not detract from our ability to pursue and execute our growth strategy. We plan to flatten and broaden our organization, by reducing layers and increasing span of control, enhance productivity and profitability by reprioritizing and rescaling to realign the cost base and streamline our work to reduce low value activities without significantly impacting our current sales force and employees with key responsibilities for submission of certain late-stage R&D programs.

Maximize Cash Flow to Invest in the Business. We plan to use growing revenues and a more efficient cost structure to continue to generate cash flow, improve our liquidity position and reinvest in our business. We are committed to maintaining a strong balance sheet. We may consider targeted strategic transactions as well as opportunistic share repurchases in addition to repurchases to offset option exercises. We plan to maintain financial discipline and rigorously evaluate capital allocation decisions as we execute our business strategy.

Business Developments

The following is a summary of selected key developments during fiscal 2013 and the six months ended September 30, 2013, that we believe affected or will affect our business, including developments regarding our marketed products and products in various stages of development.

Key Products

Central Nervous System

Namenda IR: Namenda IR, our moderate-affinity, uncompetitive N-methyl-D-aspartate receptor agonist for the treatment of moderate to severe dementia of the Alzheimer’s type achieved sales of $1.5 billion in fiscal 2013 and $793.9 million in the six months ended September 30, 2013, respectively. According to data published by IMS Health Inc. (“IMS”), as of April 30, 2012, Namenda IR achieved a 36% share of total prescriptions in the Alzheimer’s market.

We licensed the exclusive rights to develop and market Namenda IR in the United States from Merz GmbH & Co. of Germany (“Merz”), the originator of the product. Namenda IR is protected by a U.S. method-of-use patent that expires in April 2015. Several generic manufacturers challenged our patent and per the terms of the settlement agreements, a number of generic manufacturers have licenses to launch generic versions of Namenda IR three months before such method-of-use patent expires, including any extension and/or pediatric exclusivity.

Namenda XR: In June 2013, Namenda XR was approved by the FDA for the treatment of moderate to severe dementia of the Alzheimer’s type. Namenda XR is a 28mg once-daily, extended-release formulation of Namenda IR. For the six months ended September 30, 2013, Namenda XR achieved sales of $25.4 million.

Namenda XR was granted three years of Hatch-Waxman exclusivity which extended to 2013 and is protected by the method-of-use patent that covers Namenda IR. In addition, Namenda XR is protected by five U.S. patents that relate to compositions and methods-of-use and that were licensed from Adamas that expire in 2025, and a U.S. method-of-use patent that relates to the extended release formulation that expires in 2029.

In November 2012, we entered into an agreement with Adamas for the development and commercialization of an FDC of Namenda XR and donepezil HCl which will be a daily therapy for the treatment of moderate to severe dementia of the Alzheimer’s type. Pursuant to the agreement, we made an upfront payment of $65.0 million during the quarter ended December 31, 2012 which was recorded in R&D expense. We may be obligated to make up to $95.0 million in additional milestone payments if development and commercialization efforts are successful. We will have exclusive commercialization rights for this FDC in the United States. We anticipate filing an NDA with the FDA during the first half of calendar 2014 and, contingent upon FDA approval, the FDC is expected to launch in calendar year 2015. In addition, we have conducted clinical studies to evaluate the safety and effectiveness of memantine in the treatment of autism pursuant to the requirements of a Pediatric Written Request from the FDA.

Viibryd: Through our acquisition of Clinical Data completed in April 2011, we obtained exclusive worldwide rights to develop and market Viibryd, an SSRI and a 5-HT1A receptor partial agonist developed by Clinical Data for the treatment of adults with MDD. Viibryd was formally launched in the United States in August 2011 and sales of Viibryd totaled $162.5 million in fiscal 2013 and $93.6 million in the six months ended September 30, 2013.

The exclusive worldwide rights to develop and market Viibryd are licensed from Merck KGaA (Merck). Viibryd has been granted five years of Hatch-Waxman exclusivity that extends to 2016. Viibryd is also protected by a U.S. composition-of-matter patent that expires in 2014. A request for patent term extension (“PTE”) has been submitted to extend the composition-of-matter patent to 2019. In addition, there are issued U.S. patents directed to polymorphic forms of Viibryd that extend to 2022.

MDD is a serious medical condition requiring treatment, which affects more than 15 million adults in the United States annually or approximately 6.5% of the adult U.S. population. A person diagnosed with MDD exhibits a combination of symptoms that interfere with one’s ability to work, sleep, study, eat and enjoy once-pleasurable activities.

Savella: Savella, our selective SNRI for the management of fibromyalgia achieved sales of $104.6 million in fiscal 2013 and $48.5 million in the six months ended September 30, 2013. Fibromyalgia is a chronic condition characterized by widespread pain and decreased physical function.

We licensed the U.S. and Canadian rights to develop and commercialize Savella from Cypress. Pursuant to this agreement, we are obligated to pay Cypress, and now Royalty Pharma, royalties based on net sales of Savella. In addition to five years of Hatch-Waxman exclusivity that expires in 2014, Savella is protected by a method-of-use patent that expires in 2023, with PTE, and two method-of-use patents that expire in 2021. In addition, Savella is protected by a U.S. method-of-use patent relating to the required dosing schedule that expires in 2029.

Fetzima: In July 2013, we and our partner, Pierre Fabre Médicament (“Pierre Fabre”) received FDA approval for Fetzima (levomilnacipran extended-release capsules), an SNRI for the treatment of MDD in adults.

Fetzima is an enantiomer of milnacipran and is covered by a U.S. method-of-use patent that expires in 2023, without PTE. In addition, Fetzima is protected by a separate method-of-use patent that expires in 2031. We also anticipate that under the FDAAA, Fetzima should be granted five years of Hatch-Waxman exclusivity upon approval.

Cariprazine: In November 2012, we submitted to the FDA an NDA for cariprazine, an atypical antipsychotic, for the treatment of schizophrenia and acute mania associated with bipolar depression. We are currently formulating a response to our recently received complete clinical response letter from the FDA regarding cariprazine.

In February 2012, we reported positive top-line results from two Phase III studies of cariprazine for the treatment of acute exacerbation of schizophrenia. For the primary endpoint in each study, the Positive and Negative Syndrome Scale, the data showed that cariprazine-treated patients experienced significant symptom improvement compared to placebo-treated patients. All doses showed statistically significant separation from placebo starting at week 2 and at each subsequent time point with the higher dose showing separation as early as week 1 of treatment. The results of these two studies were consistent with the results of a previously completed placebo-controlled Phase IIb fixed-dose study in this population.

During fiscal 2012, we also reported the results of two Phase III studies of cariprazine conducted with patients with acute mania associated with bipolar disorder. The primary endpoint of each study was the Young Mania Rating Scale. The data from both studies showed that cariprazine-treated patients with acute manic episodes experienced significant improvements in symptoms compared to placebo-treated patients. These significant improvements took place as early as day four of treatment in the first study, as early as day five of treatment in the second study, and at each subsequent time point studied.

Cariprazine is also in Phase II development for bipolar depression and as an adjunct treatment for MDD. We expect to report the top-line results of these Phase II studies during the first half of calendar 2014.

Cariprazine is licensed through a collaboration and license agreement with Gedeon Richter Plc., based in Budapest, Hungary. Our license grants us exclusive development and commercialization rights to cariprazine and its related compounds in the United States and Canada. We collaborate with Richter in product development and jointly fund such development activities. Cariprazine is an oral D2/D3 partial agonist being developed as an atypical antipsychotic for the treatment of schizophrenia, acute mania associated with bipolar depression, bipolar depression and as an adjunct treatment for MDD.

Under the terms of the agreement with Richter, we will be obligated to pay future milestone payments if development and commercialization are successfully completed. We will also be obligated to pay Richter a royalty based on net sales of the product.

In addition to five years of Hatch-Waxman exclusivity which we anticipate would be granted upon approval, cariprazine is protected by a U.S. composition-of-matter patent that expires in 2027, without PTE. Cariprazine is also protected by an issued U.S. patent directed to polymorphic forms that expires in 2028.

Cardiovascular

Bystolic: Bystolic, our beta-1 selective beta-blocker with vasodilating properties, achieved sales of $455.1 million in fiscal 2013 and according to data published by IMS, as of April 30, 2013, Bystolic’s market share was 4.3% of total prescriptions in the beta-blocker category. Like other beta-blockers, Bystolic decreases heart rate and myocardial contractility.

In June 2013, we reported positive topline results from an 8-week pivotal Phase III clinical trial evaluating the efficacy and safety of an FDC of Bystolic, our proprietary beta-blocker launched in January 2008, and the market’s leading angiotensin II receptor blocker, valsartan, for the treatment of patients with hypertension. We anticipate filing an NDA with the FDA in the first quarter of calendar 2014.

We licensed exclusive U.S. and Canadian rights to Bystolic from Mylan. Mylan licensed the U.S. and Canadian rights to Bystolic from Janssen and obtained Janssen’s consent to sub-license Bystolic to us in those territories. In February 2008, we amended our license agreement with Mylan to terminate Mylan’s further commercial rights for Bystolic in the United States and Canada and to reduce future payment obligations to Mylan. Pursuant to the amendment, we made a one-time cash payment of $370.0 million to Mylan and were obligated to pay Mylan its original contractual royalties for a period of three years, which ended in calendar 2010, at which time our royalty rate was substantially reduced. In March 2012, we entered into an agreement with Janssen, under which we acquired all U.S. patents and other U.S. and Canadian intellectual property for Bystolic, thereby eliminating all future royalties. Under the terms of the agreement, we made a one-time cash payment of $357.0 million to Janssen, and Janssen assigned to us all U.S. patents and other U.S. and Canadian know-how covering Bystolic. Bystolic is protected by a U.S. pharmaceutical composition-of-matter patent that expires in 2021, including PTE. Bystolic was launched in Canada in April 2013.

In February 2012, we and Janssen received notification from several companies that they had filed Abbreviated New Drug Applications with Paragraph IV certifications seeking approval to market generic versions of Bystolic before the expiration of U.S. Patent No. 6,545,040 (the “‘040 patent”). In March 2012, we and Janssen jointly filed lawsuits in the U.S. District Court for the District of Delaware and in the U.S. District Court for the Northern District of Illinois against these companies for infringement of the ‘040 patent which expires in 2021. Janssen is no longer a party to these lawsuits following our agreement to buy out Janssen’s interests in Bystolic. We have entered into settlement and license agreements with all defendant groups under which these companies can launch their generic versions of Bystolic, three months before the ‘040 patent expires, including any extensions and/or pediatric exclusivity. The terms of the settlement agreements are subject to review by the FTC.

Gastrointestinal

Linzess: In August 2012, we and our partner Ironwood received FDA approval for Linzess as a once-daily treatment for adult men and women suffering from IBS-C or CIC. Linzess is an agonist of the guanylate cyclase type-C receptor found in the intestine and acts by a mechanism distinct from previously developed products for IBS-C and CIC. Linzess is administered orally but acts locally in the intestine with no measurable systemic exposure at therapeutic doses and is intended for once-daily administration. Pursuant to our collaboration agreement with Ironwood, we paid Ironwood $85.0 million upon FDA approval. Linzess was formally launched, and became available to patients in the United States, in December 2012 and achieved sales of $23.7 million in fiscal 2013 and $63.2 million in the six months ended September 30, 2013.

Under the terms of the agreement, we and Ironwood share equally all profits and losses from the development and commercialization of Linzess in the United States. In addition, we obtained exclusive rights to the linaclotide license in Canada and Mexico, for which we will pay Ironwood royalties based on net sales, subject to receiving regulatory approval.

Linzess has been granted five years of Hatch-Waxman exclusivity that extends to 2017. Linzess is also protected by U.S. composition-of-matter and method-of-use patents that expire in 2024. A request for PTE has been submitted to extend a composition-of-matter patent to 2026.

IBS-C is a chronic functional gastrointestinal disorder that affects 13 million people in the United States. IBS-C is characterized by recurring abdominal pain or discomfort, constipation, and bowel symptoms including hard or lumpy stools in more than 25% of bowel movements, and soft or watery stools in less than 25% of bowel movements. IBS-C can have an impact on daily living. There are currently few available therapies to treat this disorder.

As many as 35 million Americans suffer from symptoms associated with CIC. Patients with CIC often experience infrequent bowel movements (less than three times per week) for at least three months, a sensation of incomplete evacuation and hard stools.

Respiratory

Tudorza: In July 2012, we and our partner Almirall received FDA approval for Tudorza, a long-acting antimuscarinic agent, for the long-term maintenance treatment of bronchospasm associated with COPD. Tudorza was formally launched in December 2012 and achieved sales of $23.0 million in fiscal 2013 and $32.6 million in the six months ended September 30, 2013.

Tudorza is administered to patients using a novel state-of-the-art multi-dose dry powder inhaler. This inhaler was designed with a feedback system which, through a ‘colored control window’ and an audible click, helps confirm that the patient has inhaled correctly. It contains multiple doses of Tudorza, includes a visible dose-level indicator, and also incorporates safety features such as an anti-double dosing mechanism and an end-of-dose lock-out system to prevent use of an empty inhaler.

We licensed the exclusive U.S. marketing rights to Tudorza from Almirall. We will be responsible for sales and marketing of Tudorza in the United States and Almirall has retained an option to co-promote the product in the United States in the future, while retaining commercialization rights for the rest of the world. Under the terms of the agreement, we paid Almirall $40.0 million upon FDA approval and will pay Almirall royalties on Tudorza sales.

Tudorza has been granted five years of Hatch-Waxman exclusivity that extends to 2017. Tudorza is also protected by U.S. composition-of-matter patents that expire in 2020. A request for PTE has been submitted to extend a composition-of-matter patent to 2025. In addition, there are four issued U.S. patents directed to the inhaler device.

Pursuant to our agreement, Almirall has also granted us certain rights of first negotiation for other Almirall respiratory products involving combinations with aclidinium (aclidinium bromide). Pursuant to such rights, we commenced the development of an FDC of aclidinium and the long acting beta-agonist formoterol for the treatment of COPD. In the second quarter of calendar year 2013, we announced positive top-line Phase III clinical trial results from two studies of two dosage forms of this FDC: a 400/6mcg FDC and 400/12mcg FDC. Based on comments provided by the FDA at a pre-NDA meeting, we have delayed our planned submission of an NDA for the FDC which was anticipated in the fourth quarter of calendar 2013. A revised submission date has not yet been determined and we anticipate meeting with the FDA to respond to their comments.

Under the terms of the agreement, we will be obligated to pay Almirall future milestone payments if development and commercialization are successfully completed for the FDC. In addition, we obtained co-promotion rights for aclidinium in Canada, for which we will pay Almirall royalties based on net sales, subject to receiving regulatory approval.

COPD is a common, progressive and debilitating lung disease which the World Health Organization has described as a global epidemic; an estimated 64 million people have COPD worldwide. More than 3 million people died of this condition in 2005, which is equal to 5 percent of all deaths globally that year. Total deaths from COPD are projected to increase by more than 30 percent in the next 10 years without interventions to cut risks, particularly exposure to tobacco smoke.

Daliresp: In February 2011, we received approval from the FDA for the marketing of Daliresp. Daliresp is a novel first-in-class, once-daily, orally administered, selective PDE4 enzyme inhibitor, developed by our partner Nycomed GmbH, which was subsequently acquired by Takeda Phamaceutical Company Limited (“Takeda”) as a treatment to reduce the risk of COPD exacerbations in patients with severe COPD. Daliresp was launched in August 2011 and recorded sales of $77.9 million in fiscal 2013 and $48.5 million in the six months ended September 30, 2013.

While the specific mechanism by which Daliresp exerts its therapeutic action in COPD patients is not well defined, it is thought to be related to the effects of increased intracellular cyclic adenosine monophosphate in lung cells. Daliresp is the first oral treatment for COPD patients to reduce the risk of exacerbations. Other treatments for COPD patients include the use of bronchodilators alone and in combination with inhaled corticosteroids.

We licensed the exclusive U.S. rights to Daliresp from Takeda. Pursuant to our agreement with Takeda we are obligated to pay Takeda royalties on Daliresp sales. In addition to five years of Hatch-Waxman exclusivity that expires in 2016, Daliresp is also protected by a U.S. composition-of-matter patent that expires in 2015. A request for PTE has been submitted to extend the composition-of-matter patent to 2020. In addition, Daliresp is protected by a product-by-process patent that expires in 2023 and a composition patent that expires in 2024.

Anti-infective

Teflaro: In October 2010, we received marketing approval from the FDA for Teflaro for the treatment of adults with community-acquired bacterial pneumonia, including cases caused by Streptococcus pneumoniae and with acute bacterial skin and skin structure infections, including cases caused by methicillin-resistant Staphylococcus aureus. Teflaro is a broad-spectrum, hospital-based injectable cephalosporin antibiotic with activity against Gram-positive bacteria and common Gram-negative bacteria. Teflaro achieved sales of $44.0 million in fiscal 2013 and $29.1 million in the six months ended September 30, 2013. Teflaro is a member of the cephalosporin class of antibiotics, the most frequently prescribed class of antibiotics in the world.

The worldwide rights (excluding Japan) to Teflaro are in-licensed on an exclusive basis from Takeda Pharmaceutical Company Limited. In addition to five years of Hatch-Waxman exclusivity that extends to 2015, Teflaro is covered by U.S. composition-of-matter patents that expire in 2018 and 2021. A request for PTE has been submitted to extend one composition-of-matter patent to 2022. In addition, Teflaro is protected by a composition patent that expires in 2031.

In August 2009, we entered into a license agreement with AstraZeneca pursuant to which AstraZeneca will co-develop and commercialize Teflaro worldwide, excluding the United States, Canada and Japan. Under the terms of the agreement AstraZeneca is obligated to pay us royalties based on sales of Teflaro. AstraZeneca received regulatory approval in certain European countries, as well as Australia, Chile and Singapore for Teflaro (under the trade name ZinforoTM) during fiscal 2013 and we have begun to receive royalties on sales of the product in those territories.

Avibactam: In December 2009, we entered into an agreement with AstraZeneca to acquire additional rights to avibactam including co-development and exclusive commercialization rights in the United States and Canada to products containing avibactam including the ceftazidime/avibactam and ceftaroline/avibactam combinations. Avibactam is a novel broad-spectrum beta-lactamase inhibitor designed to be co-administered intravenously with select antibiotics to enhance their spectrum of activity by overcoming beta-lactamase-related antibacterial resistance. Avibactam is currently being developed in combination with ceftazidime, a cephalosporin antibiotic, and the ceftaroline /avibactam program is currently under review. Data from two Phase II trials for ceftazidime/avibactam in patients with cIAI and cUTI demonstrated that ceftazidime/avibactam achieved high clinical cure rates and was well tolerated in patients with cIAI and cUTI. We expect results from the Phase III studies during the middle of calendar year 2014. In March 2013, the FDA designated ceftazidime/avibactam as a QIDP. QIDP designation provides us certain incentives including priority review and eligibility with the FDA’s fast track program, and a five-year extension of Hatch-Waxman exclusivity.

Under the terms of the agreement, we will be obligated to pay half of certain future milestones if development is successfully completed.

Avibactam inhibits several classes of bacterial enzymes called beta-lactamases that break down and inactivate beta-lactam antibiotics (in particular penicillins and cephalosporins) making the pathogens producing these enzymes resistant to these antibiotics. Beta-lactamase inhibition represents a mechanism for counteracting this resistance and enhancing the broad-spectrum activity of beta-lactam antibiotics. The ceftazidime/avibactam combination product we expect will receive three years of Hatch-Waxman exclusivity upon approval. In addition, avibactam is protected by a U.S. composition-of-matter patents that expire in 2021 and 2022, without PTE. Avibactam is also protected by an issued U.S. patent directed to combinations with an antibiotic that expires in 2026 and a U.S. patent directed to polymorphic forms that expires in 2031.

Other Products

Cebranopadol: In December 2010, we entered into a license agreement with Grünenthal for the co-development and commercialization of cebranopadol and its follow-on compound GRT 6006, both being small molecule analgesic compounds in development for the treatment of moderate to severe chronic pain conditions.

Cebranopadol and GRT 6006 are novel first-in-class compounds with unique pharmacological and pharmacokinetic profiles that may enhance their effect in certain pain conditions. The unique mode of action of these compounds builds on the ORL-1 receptor and, supported by the established mu opioid receptor, is particularly suitable for the treatment of moderate to severe chronic pain. Cebranopadol has successfully completed initial proof-of-

concept studies in nociceptive and neuropathic pain with further Phase II studies planned prior to initiation of Phase III studies. Both compounds are covered by a U.S. composition-of-matter patent that expires in November 2023, subject to possible PTE.

Under the terms of the agreement, we made an upfront payment to Grünenthal of $66.1 million, and may be obligated to pay additional development and commercialization milestones as well as royalties on net sales of the product. Pursuant to the agreement, we have exclusive rights in the United States and Canada with an option to co-promote in Europe. Grünenthal has an option to co-promote in the United States and Canada.

Other Developments

European Cystic Fibrosis Franchise

In February 2012, we were granted European Medicines Agency approval to market Colobreathe®. Colobreathe is a novel dry powder inhaler that we developed containing colistin, indicated for the treatment of chronic lung infections caused by Pseudomonas aeruginosa in cystic fibrosis patients aged 6 years and older. We began marketing Colobreathe in April 2013.

In December 2010, we entered into an agreement with Grünenthal pursuant to which we acquired all rights held by Grünenthal for Colistin (polymyxin E) (“Colistin”) and reacquired all rights previously licensed by us to Grünenthal for Colobreathe for approximately $100.0 million. Colistin is an antibiotic used to treat the principal bacterial infections in cystic fibrosis patients that we currently market in a nebulized presentation in the United Kingdom and Ireland as Colomycin® (“Colomycin”). Total sales of Colistin and Colomycin were $44.4 million in fiscal 2013. This transaction and the approval to market Colobreathe in Europe enable us to expand our European cystic fibrosis franchise and become a major distributor of Colistin in Europe.

Acquisitions

On April 13, 2011, we acquired Clinical Data, a specialty pharmaceutical company, for aggregate consideration of $1.3 billion, which we financed with existing cash. We have fully integrated the operations of Clinical Data into our existing structure. As a result of our acquisition, we obtained a license agreement with Merck under which we have the exclusive worldwide rights to develop and market Viibryd, an antidepressant developed by Clinical Data for the treatment of adults with MDD.

Principal Products

We actively promote in the United States those branded products which we believe have the most patient benefit and potential for growth and which enable our salesforces to concentrate on groups of physicians who are high prescribers of our products. Such products include: Namenda IR, Bystolic, Linzess, Tudorza, Viibryd, Daliresp, Savella and Teflaro.

The following products accounted for 10% or more of consolidated net sales during one or more of the three most recent fiscal years and the six months ended September 30, 2013:

Product	Fiscal 2011	Fiscal 2012	Fiscal 2013	September 30, 2013
Namenda IR	30%	32%	52%	49%
Bystolic	6%	8%	16%	16%
Lexapro	55%	49%	7%	3%

Namenda IR is marketed under agreements between us and Merz dated June 28, 2000 (collectively, “the Merz License”). Under the terms of the Merz License, we were granted exclusive U.S. marketing (and related manufacturing) rights with respect to products containing memantine for use in the treatment of vascular dementia and Alzheimer’s disease, and Merz has agreed to supply all of our requirements of the active pharmaceutical ingredient memantine. The Merz License requires that we pay to Merz a percentage of its net revenues from the sale of Namenda IR as a royalty. The agreement expires in 2028.

The agreement may be terminated by either party in the event the other party breaches any of its obligations under the agreement and such breach continues beyond any applicable cure period (as determined by an arbitration proceeding). In the event of such a termination by Merz, we would lose all of our rights under the agreement. Upon expiration of the agreement (or upon earlier termination of the agreement by reason of a breach by Merz), we would continue to have a perpetual but non-exclusive license to market the product in the United States and exclusive rights to use the Namenda trademark subject to the payment of a trademark royalty and other applicable terms of the agreement.

Prior to March 30, 2012, Bystolic was marketed under a sublicense agreement between Forest and Mylan, which in turn licensed rights to Bystolic from Janssen. As described above in “—Key Products—Cardiovascular—Bystolic,” we amended our license agreement with Mylan in February 2008 to terminate Mylan’s further commercial rights for Bystolic in the United States and Canada. On March 30, 2012, we entered into a sale and transfer agreement with Janssen under which we acquired all U.S. patents and other U.S. and Canadian intellectual property for Bystolic, thereby eliminating all future royalties to Janssen, in exchange for a one-time cash payment of $357.0 million.

Lexapro was developed and is marketed under agreements with H. Lundbeck A/S entered into in 1998, but ceased being one of our principal products following its loss of patent exclusivity in March 2012.

Marketing

We sell pharmaceutical products primarily to drug wholesalers and retailers, who distribute our products to hospitals, government agencies and other institutions. Our subsidiaries market our products through our salesforces directly to physicians, pharmacies, hospitals, managed care and other healthcare organizations. As of March 31, 2013, our salesforces consist of approximately 3,100 personnel, 3,000 in the United States and 100 international. Select products are sold in certain territories through independent distributors.

Competition

The pharmaceutical industry is highly competitive as to the sale of products, research for new or improved products and the development and application of competitive drug formulation and delivery technologies. There are numerous companies in the United States and abroad engaged in the manufacture and sale of both proprietary and generic drugs, both of which we sell. Many of our competitors in this industry have substantially greater financial resources than we do. We also face competition for the acquisition or licensing of new product opportunities from other companies. In addition, the marketing of pharmaceutical products is increasingly affected by the growing role of managed care organizations in the provision of health services. Such organizations negotiate with pharmaceutical manufacturers for highly competitive prices for pharmaceutical products in equivalent therapeutic categories, including certain of our principal promoted products. Failure to be included or to have a preferred position in a managed care organization’s drug formulary could result in decreased prescriptions of a manufacturer’s products.

Another competitive challenge we face is from generic pharmaceutical manufacturers. Upon the expiration or loss of patent protection for a product, we may lose a major portion of sales of such product in a very short period. Generic pharmaceutical manufacturers also challenge product patents before their expiry. Generic competitors operate without our large research and development expenses and our costs of conveying medical information about our novel products to the medical community. In addition, the FDA approval process generally exempts generics from costly and time-consuming clinical trials to demonstrate their safety and efficacy, allowing generic manufacturers to rely on the safety and efficacy data of the innovator product. This means that generic competitors can market a competing version of our product after the expiration or loss of our patent protection and charge much less for their product. In addition, many governments also encourage the use of generics as alternatives to brand-name drugs in their healthcare programs, including Medicaid. Laws in the United States generally allow, and in some cases require, pharmacists to substitute generic drugs that have been rated under government procedures to be therapeutically equivalent to brand-name drugs unless the prescribing physician expressly forbids it.

Government Regulation

The pharmaceutical industry is subject to comprehensive government regulation which substantially increases the difficulty and cost incurred in obtaining the approval to market newly proposed drug products and maintaining the approval to market existing drugs. In the United States, products which we develop, manufacture or sell are subject to regulation by the FDA, principally under the Federal Food, Drug and Cosmetic Act, as well as by other federal and state agencies. The FDA regulates all aspects of the testing, manufacture, safety, labeling, storage, record keeping, advertising and promotion of new and established drugs, including the monitoring of compliance with good manufacturing practice regulations. Non-compliance with applicable requirements can result in fines and other sanctions, including the initiation of product seizures, injunction actions and criminal prosecutions based on practices that violate statutory requirements. In addition, administrative remedies can involve voluntary recall of products as well as the withdrawal of approval of products in accordance with due process procedures. Failure of us or any of its vendors or suppliers to comply with cGMP and other applicable regulations and quality assurance guidelines could lead to manufacturing shutdowns, product shortages and delays in product manufacturing. Similar regulations exist in most foreign countries in which our products are manufactured or sold. In many foreign countries, such as the United Kingdom, national health insurance programs frequently require manufacturers and sellers of pharmaceutical products to obtain government approval of initial prices and increases if the ultimate consumer is to be eligible for reimbursement for the cost of such products.

On March 23, 2010, President Obama signed the Patient Protection and Affordable Care Act (which was subsequently amended on March 30, 2010 by the Health Care and Education Reconciliation Act of 2010), which is more commonly known as the Healthcare Reform Bill. The stated goals of this legislation include reducing the number of uninsured Americans, improving the quality of healthcare delivery and reducing projected healthcare costs. Many of the strategies included in this law will impact manufacturers of branded pharmaceutical products.

Two categories of provisions in the law which have a significant impact on us are (i) those which will impact rebates paid to public and private payers and (ii) those which might impact patient access to pharmaceutical products. The former category, containing provisions which took effect in 2010, includes an increase in the Medicaid mandatory rebate (from 15.1% to 23.1% for branded pharmaceutical products), provision of Medicaid Fee-for-Service rebates to drugs adjudicated through Medicaid Managed Care Plans, changes in the calculation of certain pricing information reported to the government and extension of favorable government pricing to additional entities. The latter category includes manufacturer rebates to certain patients in the Medicare Part D coverage gap. The law also provides for a non-deductible annual fee payable to the federal government based on a company’s prior calendar year share of branded prescription drug sales to specified government programs, both of which were implemented in 2011.

During the past several years, the FDA, in accordance with its standard practice, has conducted a number of inspections of our manufacturing facilities, our development facilities, our contracted investigator sites and our contract research organizations. Following these inspections, the FDA called our attention to certain “Good Manufacturing, Laboratory and Clinical Practices” compliance and record keeping deficiencies. We have responded to the FDA’s comments and modified our procedures to comply with the requests made by the FDA.

The cost of human healthcare products continues to be a subject of investigation and action by governmental agencies, legislative bodies and private organizations in the United States and other countries. In the United States, most states have enacted generic substitution legislation permitting or requiring a dispensing pharmacist to substitute a different manufacturer’s version of a drug for the one prescribed. The federal government and state governments continue to press efforts to reduce costs of Medicare and Medicaid programs, including restrictions on amounts agencies will reimburse for the use of products. In addition, several states have adopted prescription drug benefit programs which supplement Medicaid programs and are seeking discounts or rebates from pharmaceutical manufacturers to subsidize such programs. Failure to provide such discounts or rebates may lead to restrictions upon the availability of a manufacturer’s products in health programs, including Medicaid, run by such state governments. Under the Omnibus Budget Reconciliation Act of 1990, manufacturers must pay certain statutorily-prescribed rebates on Medicaid purchases for reimbursement of prescription drugs under state Medicaid plans. Federal Medicaid reimbursement for drug products of original NDA-holders is denied if less expensive generic versions are available from other manufacturers. In addition, the federal government follows a diagnosis-related group (“DRG”) payment system for certain institutional services provided under Medicare or Medicaid. The DRG system entitles a healthcare facility to a fixed reimbursement based on discharge diagnoses rather than actual costs incurred in patient treatment, thereby increasing the incentive for the facility to limit or control expenditures for many healthcare products. Under the PDUFA, the FDA has imposed fees on various aspects of the approval, manufacture and sale of prescription drugs.

A prescription-drug benefit for Medicare beneficiaries was established pursuant to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Under the program, pharmaceutical benefit managers and health programs offer discounted prices on prescription drugs to qualified Medicare recipients reflecting discounts negotiated with manufacturers where applicable. The failure of a manufacturer to offer discounts to these programs could result in reduced use of the manufacturer’s products.

In April 2003, the Federal Office of the Inspector General published guidance for pharmaceutical manufacturers with respect to compliance programs to assure manufacturer compliance with federal laws and programs relating to healthcare. In addition, several states have adopted laws and regulations requiring certain specific disclosures with respect to our compliance program and our practices relating to interactions with physicians and other healthcare providers. We maintain a company-wide compliance program to assure compliance with applicable laws and regulations, as well as the standards of professional bodies governing interactions between pharmaceutical manufacturers and physicians, and believe we are in compliance with all legal requirements and standards.

On February 8, 2013, the final rule known as the Physician Payments Sunshine Act enacted as part of the Health Care Reform Bill was published. The Sunshine Act requires manufacturers of pharmaceutical products to report annually to the Secretary of the Department of Health and Human Services all payments or transfers of value made by an entity or party on behalf of the respective entity to physicians, teaching hospitals, and third-parties on behalf of physicians or teaching hospitals. This final rule requires data collection on all payments and transfers of value to begin on August 1, 2013.

In connection with the finalization of a previously reported settlement resolving all aspects of the investigations led by the DOJ and the U.S. Attorney’s Office for the District of Massachusetts that began in January 2004 relating to past marketing and sales activities in connection with Celexa, Lexapro and Levothroid, we entered into a CIA with OIG-HHS in September 2010. The CIA requires us to maintain our current compliance program and to undertake a set of defined corporate integrity obligations for a period of five years. The CIA also provides for an independent third-party review organization to assess and report on our compliance program. Failure to comply with the terms of the CIA could result in substantial penalties and potential exclusion from government health care programs.

Principal Customers

The following sets forth information with respect to the percentage of net sales accounted for by our principal customers:

Customer	Fiscal 2011	Fiscal 2012	Fiscal 2013
McKesson Drug Company	37%	36%	38%
Cardinal Health, Inc.	32%	30%	29%
AmerisourceBergen Corporation	20%	20%	20%

No other customer accounted for 10% or more of our net sales for the fiscal years presented.

Financial Information about Segments and Geographic Area

We and our subsidiaries, which are primarily located in the United States and Europe, operate in only one segment. See the notes to our consolidated financial statements for the year ended March 31, 2013 included elsewhere herein for information regarding revenues from principal customers, net sales and long-lived assets for each of the last three fiscal years, where applicable, and information concerning the geographic areas in which we operate.

Environmental Standards

We anticipate that the effects of compliance with federal, state and local laws and regulations relating to the discharge of materials into the environment will not have any material effect on our capital expenditures, earnings or competitive position.

Raw Materials

The active pharmaceutical ingredients in our principal promoted products, including Namenda IR, Namenda XR, Bystolic, Linzess, Tudorza, Viibryd, Daliresp, Savella and Teflaro are patented or otherwise generally available to us only pursuant to contractual arrangements with our collaboration partners or single third party sources. In addition, our manufacturing facilities in the Republic of Ireland are the exclusive qualified manufacturing facilities for finished dosage forms of many of our principal products, including Namenda IR, Bystolic and Savella. We have not experienced any significant shortage in supplies of active pharmaceutical ingredients or other raw materials.

Product Liability Insurance

We currently maintain $140.0 million of product liability coverage per “occurrence” and in the aggregate. Although in the past there have been product liability claims asserted against us, none for which we have been found liable, there can be no assurance that all potential claims which may be asserted against us in the future would be covered by our present insurance.

Research and Development

We recorded $963.6 million for R&D expense in fiscal 2013 and $376.8 million in R&D expense in the six months ended September 30, 2013. Included in R&D expense are payments made pursuant to licensing and acquisition agreements for new product opportunities where FDA approval has not yet been received. R&D expense for fiscal 2013 included upfront licensing agreement payments of $71.0 million and milestone payments of $61.5 million. R&D expense for the six months ended September 30, 2013 included upfront licensing agreement payments and milestone payments of $28.0 million. Other R&D expenditures consist primarily of pre-clinical and clinical studies required to obtain approval of new products, as well as clinical studies designed to further differentiate our products from those of our competitors or to obtain additional labeling indications.

Employees

At March 31, 2013, we employed approximately 5,800 employees.

Patents and Trademarks

We seek to obtain, where possible, patents and trademarks for our products in the United States and all countries of major marketing interest to us. We own or have licenses to a substantial number of patents and patent applications. Several of these patents, which expire during the period 2015 to 2021, are believed to be of material importance in the operation of our business. We believe that patents, licenses and trademarks (or related groups of patents, licenses, or trademarks) covering our marketed products are material in relation to our business as a whole.

Product Name	Approved Indication	Date of Last U.S. Patent(1) Exclusivity
Namenda IR	Treatment of moderate to severe dementia of the Alzheimer’s type	2015
Bystolic	Treatment of hypertension	2021
Viibryd	Treatment of adults with MDD	2022
Savella	Treatment of fibromyalgia	2029
Daliresp	Treatment to reduce the risk of COPD	2024
Teflaro	Treatment of adults with community-acquired bacterial pneumonia	2031
Linzess	Treatment of IBS-C or CIC	2026	(2)
Tudorza	Treatment of bronchospasm	2025	(2)(3)
Namenda XR	Treatment of moderate to severe dementia of the Alzheimer’s type	2029

(1)	Patents referenced are orange-book listed.
(2)	This date includes our request to the U.S. Patent and Trademark Office for patent term extension, which we expect to be granted.
(3)	The device for Tudorza Pressair is also covered by an orange-book listed patent that expires in 2027.

When a product patent expires, the patent holder often loses effective market exclusivity for the product. This can result in a severe and rapid decline in sales of the formerly patented product, particularly in the United States. However, in some cases the innovator company may achieve exclusivity beyond the expiry of the product patent through manufacturing trade secrets, later-expiring patents on methods of use or formulations or data-based exclusivity that may be available under pharmaceutical regulatory laws.

We own or exclusively license various trademarks and trade names which we believe are of significant benefit to our business.

Legal Proceedings

We have been named, in one capacity or another, as defendants, along with numerous other manufacturers of pharmaceutical products in various actions which allege that the plaintiffs (all governmental entities) were overcharged for their share of Medicaid drug reimbursement costs as a result of reporting by manufacturers of “average wholesale prices” (“AWP”) which did not correspond to actual provider costs of prescription drugs. Actions brought by nearly all of the counties of the State of New York (first action commenced January 14, 2003) and by the State of Iowa (commenced October 9, 2007) were pending in the U.S. District Court for the District of Massachusetts under the caption “In re Pharmaceutical Industry AWP Litigations” for coordinated treatment. In addition, various state court actions are, or were, pending in the States of Alabama (commenced January 26, 2005), Alaska (commenced October 6, 2006), Hawaii (commenced April 27, 2006), Idaho (commenced June 8, 2007), Illinois (commenced February 7, 2005), Mississippi (commenced October 20, 2005), Utah (commenced May 2008), Kansas (commenced November 3, 2008), Oklahoma (commenced September 3, 2010) and Louisiana (commenced October 28, 2010), as well as the Commonwealth of Kentucky (commenced November 4, 2004). Furthermore, state court actions pending in the State Court of New York were brought by three of the New York counties, Erie (commenced March 8, 2005), Schenectady (commenced May 10, 2006) and Oswego (commenced May 11, 2006). An additional action was filed by the State of Mississippi on behalf of the State and School Employees’ Life and Health Insurance Plan (commenced July 27, 2009). We were also recently named in a qui tam AWP action commenced by the former Attorney General of the State of Wisconsin (February 20, 2012) which the State of Wisconsin declined to join. Finally, we have received a civil investigative demand from the State of Texas regarding virtually identical issues to those raised in the various AWP lawsuits. The demand involves only generic drugs distributed by Inwood Laboratories.

We have reached settlements in the Alabama, Alaska, Hawaii, Idaho, Iowa, Kansas, Kentucky, Louisiana and Oklahoma actions, as well as all of the actions brought by the New York counties in federal and state court and the action brought by the State of Mississippi on behalf of the State and School Employees’ Life and Health Insurance plan. We have also settled with the State of Texas before the commencement of a lawsuit. Our settlement payments are not material to our financial condition or results of operations.

We remain a defendant in the Illinois, Mississippi and Utah actions, as well as the Wisconsin qui tam action. Discovery is ongoing in these actions. Motions to dismiss the Illinois and Mississippi actions were denied. The motion to dismiss the Utah action was granted, but the Utah Supreme Court, while upholding the lower court’s ruling regarding a statute of limitations issue, reversed that ruling and allowed the plaintiff to replead. The plaintiff filed another Amended Complaint, and the defendants filed a motion to dismiss, which was denied. The motion to dismiss the Wisconsin qui tam complaint is pending. No trials involving us in these matters are scheduled to take place before October 2014.

We are defendants in three federal actions filed on behalf of individuals who purchased Celexa or Lexapro for pediatric use, all of which have been consolidated for pretrial purposes in an MDL proceeding in the U.S. District Court for the District of Massachusetts under the caption “In re Celexa and Lexapro Marketing and Sales Practices Litigation.” These actions, two of which were originally filed as purported nationwide class actions, and one of which is a purported California-wide class action, allege that we marketed Celexa and/or Lexapro for off-label pediatric use and paid illegal kickbacks to physicians to induce prescriptions of Celexa and Lexapro. The complaints assert various similar claims, including claims under the Missouri consumer protection statute and state common laws. On February 5, 2013, the district judge overseeing the MDL denied all plaintiffs’ motions for class certification. On February 18, 2013, the plaintiff in the California action filed a petition seeking leave to appeal this decision to the U.S. Court of Appeals for the First Circuit. On April 16, 2013, the First Circuit denied the petition. On April 30, 2013, plaintiffs in the other two actions filed amended complaints seeking to certify state-wide class actions in Illinois, Missouri and New York under those states’ consumer protection statues. The plaintiffs filed their motions for class certification related to these amended complaints in all three states on June 28, 2013. Defendants filed their opposition on July 31, 2013. The motion was argued before the court on September 20, 2013 and a decision is pending.

On May 3, 2013, an action was filed in the U.S. District Court for the Central District of California under the caption Randy Marcus et al. v. Forest Pharmaceuticals, Inc. et al. seeking to certify a state-wide class action in California and alleging that our promotion of Lexapro for adolescent depression was deceptive. This action was transferred to the MDL proceeding “In re Celexa and Lexapro Marketing and Sales Practices Litigation” described in the preceding paragraph and on July 29, 2013 we moved to dismiss the complaint. The motion was argued before the court on September 20, 2013 and a decision is pending.

On November 13, 2013, an action was filed in the U.S. District Court for the District of Minnesota seeking to certify a nationwide class of third-party payor entities that purchased Celexa and Lexapro for pediatric use. The complaint asserts claims under the federal Racketeer Influenced and Corrupt Organizations Act, alleging that we engaged in an off-label marketing scheme. We intend to continue to vigorously defend against these cases. At this time, we believe an unfavorable outcome is less than probable and are unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

We are also named as defendants in two similar actions filed on behalf of entities or individuals who purchased or reimbursed certain purchases of Celexa or Lexapro pending in the Missouri Circuit Court, Twenty-Second Judicial Circuit, arising from nearly identical allegations as those contained in the federal actions described in the immediately preceding paragraphs. The first action, filed on July 22, 2009 under the caption “Crawford v. Forest Pharmaceuticals, Inc.,” and now known as “Luster v. Forest Pharmaceuticals, Inc.,” is a putative class action on behalf of a class of Missouri citizens who purchased Celexa for pediatric use. Only Forest Pharmaceuticals, Inc., which is headquartered in Missouri, is named as a defendant. The complaint asserts claims under the Missouri consumer protection statute and Missouri common law, and seeks unspecified damages and attorneys’ fees. In October 2010, the court certified a class of Missouri domiciliary citizens who purchased Celexa for pediatric use at any time prior to the date of the class certification order, but who do not have a claim for personal injury. Discovery is currently ongoing and a trial date has been set for March 2014. The second action, filed on November 6, 2009 under the caption “St. Louis Labor Healthcare Network et al. v. Forest Pharmaceuticals, Inc. and Forest Laboratories, Inc.,” is brought by two entities that purchased or reimbursed certain purchases of Celexa or Lexapro. The complaint asserts claims under the Missouri consumer protection statute and Missouri common law and seeks unspecified damages and attorneys’ fees. On November 6, 2013, we moved to dismiss the complaint. We intend to continue to vigorously defend against both of these actions. At this time, we believe an unfavorable outcome is less than probable and we are unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on our results of operations or financial position taken as a whole.

We are currently defending approximately 185 product liability lawsuits. Thirteen of the lawsuits allege that Celexa or Lexapro caused or contributed to individuals committing or attempting suicide, or caused a violent event. Approximately 170 of the lawsuits allege that Celexa or Lexapro caused various birth defects. Two of the lawsuits relate to other products. Each lawsuit seeks substantial compensatory and punitive damages. We are vigorously defending these suits.

An MDL was established for the majority of the suicidality-related litigation, with the federal court cases being transferred to Judge Rodney Sippel in the U.S. District Court for the Eastern District of Missouri. The remaining twelve cases in the MDL were remanded to the federal district courts in which they were filed originally. A state court case involving a young woman who allegedly attempted suicide is set for trial in February 2014 in Montgomery, Alabama. Two trials involving completed suicides have been scheduled in the U.S. District Court for the Western District of Virginia and the U.S. District Court for the Western District of Washington in July 2014 and November 2014, respectively.

The majority of the various birth defect cases have been consolidated in Cole County Circuit Court in Missouri. Two cases are set for trial in Cole County in May 2014 and September 2014. Seventeen cases are pending in the U.S. District Court for the District of New Jersey. Fact discovery closes in March 2014. One case is pending in Orange County, California that is set for trial in June 2014. We expect that the state court consolidation will ease the burden of defending these cases. We hope that the consolidated proceedings will promote the economical and efficient resolution of these lawsuits and provide us with a meaningful opportunity to vindicate our products. However, litigation is inherently subject to uncertainty and we cannot predict or determine the outcome of this litigation. We generally maintain $140 million of product liability coverage (annually, per “occurrence” on a claims-made basis, and in the aggregate).

In February 2012, we and Janssen received notification from several companies that they had filed Abbreviated New Drug Applications with Paragraph IV certifications seeking approval to market generic versions of Bystolic before the expiration of the ‘040 patent. In March 2012, we and Janssen jointly filed lawsuits in the U.S. District Court for the District of Delaware and in the U.S. District Court for the Northern District of Illinois against these companies for infringement of the ‘040 patent which expires in 2021. Janssen is no longer a party to these lawsuits following our agreement to buy out Janssen’s interests in Bystolic. We have entered into settlement and license agreements with all defendant groups under which these companies can launch their generic versions of Bystolic, three months before the ‘040 patent expires, including any extensions and/or pediatric exclusivity. The terms of the settlement agreements are subject to review by the FTC.

In July 2012, the Issuer and Forest Pharmaceuticals, Inc. were named as defendants in an action brought by Megan Barrett, Lindsey Houser, Jennifer Jones and Jennifer Seard, former Forest sales representatives, in the U.S. District Court for the Southern District of New York under the caption “Megan Barrett et al. v. Forest Laboratories Inc. and Forest Pharmaceuticals, Inc.” In November 2012, plaintiffs amended the complaint, adding six additional plaintiffs: Kimberly Clinton, Erin Eckenrode, Julie Smyth, Marie Avila, Andrea Harley and Christy Lowder, all of whom alleged that they are current or former Forest sales representatives or specialty sales representatives. In March 2013, plaintiffs filed a second amended complaint, adding one additional plaintiff: Tracy Le, a current Forest sales representative. The action is a putative class and collective action, and the second amended complaint alleges class claims under Title VII for gender discrimination with respect to pay and promotions, as well as discrimination on the basis of pregnancy, and a collective action claim under the Equal Pay Act. The proposed Title VII gender class includes all current and former female sales representatives (defined to include territory sales representatives, field sales representatives, medical sales representatives, professional sales representatives, specialty sales representatives, field sales trainers and regional sales trainers) employed by us throughout the United States from 2008 to the date of judgment. The proposed Title VII pregnancy sub-class includes all current and former female sales representatives who have been, are, or will become pregnant while employed by us throughout the United States from 2008 to the date of judgment. The proposed Equal Pay Act collective action class includes current, former, and future female sales representatives who were not compensated equally to similarly-situated male employees during the applicable liability period. The second amended complaint also includes non-class claims on behalf of certain of the named plaintiffs for sexual harassment and retaliation under Title VII and for violations of the Family and Medical Leave Act. We filed a motion to dismiss certain claims on April 29, 2013. We believe there is no merit to plaintiffs’ claims and intend to vigorously defend this lawsuit. At this time, we believe an unfavorable outcome is less than probable and we are unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on our results of operations or financial position taken as a whole.

In September, October and November 2013, we and Royalty Pharma Collection Trust (“Royalty Pharma”) as purchaser of Cypress Bioscience, Inc. (“Cypress”), our licensor for Savella, brought actions for infringement of U.S. Patent No. 6,602,911 (the “’911 patent”), U.S. Patent No. 7,888,342 (the “’342 patent”), and U.S. Patent No. 7,994,220 (the “’220 patent”) in the U.S. District Court for the District of Delaware against several companies who have notified us that they have filed ANDAs with the FDA seeking to obtain approval to market generic versions of Savella before these patents expire. The ‘342 patent expires in November 2021, the ‘911 patent expires in January 2023, and the ‘220 patent expires in September 2029. These lawsuits triggered an automatic stay of approval of the applicable ANDAs until July 14, 2016 (unless a court issues a decision adverse to us and Royalty Pharma sooner).

MANAGEMENT

Senior Management

Brenton L. Saunders

Mr. Saunders, 43, is Chief Executive Officer and President of Forest Laboratories. He has served in this capacity since October 2013. He has been a member of our Board since August 2011. From 2010 to 2013, he was the Chief Executive Officer of Bausch + Lomb and was also President in 2013. From November 2003 to December 2009, Mr. Saunders was Senior Vice-President, Global Compliance and Business Practices, and subsequently Senior Vice-President, Consumer Health Care at Schering-Plough Corporation. Before joining Schering-Plough, Mr. Saunders was a partner and co-head of the Life Science Advisory practice at PricewaterhouseCooper LLP. Prior to that, he was chief compliance officer at Coventry Health Care and senior vice president, Compliance, Legal and Regulatory at Home Care Corporation of America. Mr. Saunders began his career as chief compliance officer for the Thomas Jefferson University Health System. Mr. Saunders earned his M.B.A. from Temple University School of Business, his J.D. from Temple University School of Law and his B.A. degree in economics from the University of Pittsburgh.

A. Robert D. Bailey

A. Robert D. Bailey most recently served from 2007 to 2013 as Executive Vice President, Law, Policy and Communications at Bausch + Lomb. Before joining Bausch + Lomb in 1994, Bailey was an attorney at Nixon Peabody (formerly Nixon Hargrave Devans & Doyle). Mr. Bailey received his law degree from the University of Minnesota and his undergraduate degree from St. Olaf College in Northfield, MN.

Alex Kelly

Alex Kelly has served as Senior Vice President, Chief Communications Officer, Public Affairs and Investor Relations since October 24, 2013. Prior to joining us, Mr. Kelly was vice president, Investor Relations at Bausch + Lomb in 2013 and senior vice president, Investor Relations at Merck & Co. from 2009 to 2013. Mr. Kelly served as Group VP, Global Communications and Investor Relations at Schering Plough from 2007 to 2009. Mr. Kelly received a B.S. from Purdue University.

DESCRIPTION OF OTHER DEBT

Revolving Credit Facility

On December 4, 2012, we and certain of our foreign subsidiaries entered into a committed five-year unsecured $750.0 million revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders from time to time party thereto. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement. The Credit Agreement, which expires on December 4, 2017, replaced our prior $500.0 million revolving credit facility which was scheduled to expire on December 7, 2012.

The Credit Agreement provides us and the foreign subsidiary borrowers thereto with a revolving credit facility with a borrowing capacity of up to $750.0 million. In addition, we may request incremental commitments in the form of new term loans or an increase to the revolving commitments, in an aggregate amount of $250.0 million, subject to the satisfaction of certain pro forma leverage and interest coverage tests and with the consent of the participating lenders.

Borrowings under the Credit Agreement bear interest at various base rates plus a margin that fluctuates based on our Leverage Ratio (as defined therein). The Leverage Ratio is the ratio of Consolidated Total Indebtedness to Consolidated EBITDA (as defined therein). We have also agreed to pay a facility fee on undrawn commitments that fluctuates based on our Leverage Ratio. Certain other material terms of the Credit Agreement include (i) financial covenants which require us to maintain a maximum Leverage Ratio of not greater than 3.25 to 1.00 and a minimum Interest Coverage Ratio (as defined therein) of at least 3.00 to 1.00; (ii) affirmative and negative covenants and events of default that are customary for credit agreements of this type; (iii) cross guarantees by each borrower of all obligations of each other borrower; and (iv) customary representations and warranties.

On December 2, 2013 we entered into an amendment to the Credit Agreement to amend the definition of Consolidated EBITDA to adjust for certain cost savings for the purposes of calculating our leverage ratio and interest coverage ratio. The restrictive agreements covenant was also amended to allow us to incur additional indebtedness with lien restrictions that are customary for similarly rated U.S. companies and that are not materially more restrictive, taken as a whole, than the restrictions in the Credit Agreement.

EXCHANGE OFFER; REGISTRATION RIGHTS

The Company and the initial purchasers will enter into the registration rights agreement (the “registration rights agreement”) on the Issue Date (as defined under “Description of Notes”). Pursuant to the registration rights agreement, the Company will agree to file with the SEC a registration statement on the appropriate form under the Securities Act with respect to the Exchange Notes (the “Exchange Offer Registration Statement”). The following description is a summary of certain provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes.

Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer (the “Exchange Offer”) to the beneficial owners of notes, who are able to make certain representations, the opportunity to exchange their notes for registered notes (the “Exchange Notes”) that are substantially identical to the terms of the notes, except that the transfer restrictions, registration rights and Additional Interest provisions relating to the notes will not apply.

If:

•	the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy;

•	for any reason, the Exchange Offer is not consummated within 270 days after the Issue Date; or

•	any Beneficial Owner of Notes notifies the Company that:

(a)	it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b)	it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from the Company or an affiliate of the Company;

then the Company will file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the notes by the beneficial owners thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The registration rights agreement will provide that, unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company will use its commercially reasonable efforts to:

•	have the Exchange Offer Registration Statement declared effective as promptly as practicable by the SEC; and

•	following effectiveness of the Exchange Offer Registration Statement,

(a)	commence the Exchange Offer; and

(b)	issue Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer within 270 days after the Issue Date.

The registration rights agreement will also provide that if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the SEC and use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC reasonably promptly after such obligation arises, and use its commercially reasonable efforts to keep the Shelf Registration Statement effective until the earlier of (a) one year after the Issue Date and (b) the date on which all notes registered thereunder are disposed of in accordance therewith.

If:

(1)	the Company fails to consummate the Exchange Offer or have the Shelf Registration Statement declared effective on or before the date that is 270 days after the Issue Date; or

(2)	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) and (2) above, a “Registration Default”);

then, subject to certain conditions, the Company will pay additional interest to each holder (such additional interest, the “Additional Interest”), with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of notes held by such holder. The amount of the Additional Interest will increase by an additional 0.25% per annum on the principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.00% per annum.

All accrued Additional Interest will be paid by the Company on each interest payment date to the holder of a global note by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring notes, a holder will be deemed to have agreed to indemnify the Company against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders will also be required to suspend their use of the prospectus included in the Shelf Registration Statement and the Company will be permitted to suspend the effectiveness of Exchange Offer Registration Statements and Shelf Registration Statements under certain circumstances upon receipt of written notice to that effect from the Company.